Exhibit 10.20

FORMATION, CONTRIBUTION AND INVESTMENT AGREEMENT

Dated as of August 30, 2013

TABLE OF CONTENTS

		Page

ARTICLE I

FORMATION

Section 1.1	Formation of Newco	1

ARTICLE II

INITIAL CONTRIBUTION TRANSACTION

Section 2.1	Initial Contribution Transaction	1

ARTICLE III

INVESTMENT

Section 3.1	Investment by MSG Member	2

ARTICLE IV

THE CLOSING; POST CLOSING ADJUSTMENTS

Section 4.1	Closing	2

Section 4.2	Deliveries at the Closing	2

Section 4.3	Post-Closing Adjustments	4

ARTICLE V

[Intentionally omitted.]

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF AZOFF MANAGEMENT

Section 6.1	Authority	5

Section 6.2	Non-Contravention	6

Section 6.3	Financial Statements and Reports	6

Section 6.4	Properties, Contracts and Other Data	6

Section 6.5	Absence of Differences from Schedules	8

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-ii-

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Section 12.13	Schedules	29

Section 12.14	Specific Performance	29

Section 12.15	Public Announcements	29

Section 12.16	Bulk Transfer	30

EXHIBITS

Exhibit A	Definitions

Exhibit B	Reserved

Exhibit C	Form of Newco Certificate of Formation

Exhibit D	Form of Employment Agreement

Exhibit E	Form of Newco LLC Agreement

Exhibit F	Form of Revolving Credit Agreement

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FORMATION, CONTRIBUTION AND INVESTMENT AGREEMENT

This Formation, Contribution and Investment Agreement, dated as of August 30, 2013 (this “Agreement”), is among MSG Holdings, L.P., a Delaware limited partnership (“MSG”), Entertainment Ventures, LLC, a Delaware limited liability company (“MSG Member” and, together with MSG, the “MSG Parties”), and Azoff Music Management LLC, a Delaware limited liability company (“Azoff Management”), and, solely for purposes of Section 8.7, Irving Azoff and Irving Azoff and Rochelle Azoff, as Co-Trustees of the Azoff Family Trust of 1997, dated May 27, 1997, as amended (the “ILA Parties” and, together with Azoff Management, the “Azoff Parties”). Capitalized terms used but not defined in this Agreement are defined in Exhibit A.

WHEREAS, Azoff Management is engaged in the Contributed Business, as more fully described in Schedule 2.1(a);

WHEREAS, Azoff Management is contributing the Contributed Business to Azoff MSG Entertainment LLC, a newly-formed Delaware limited liability company (“Newco”), in exchange for 100% of the membership interests in Newco; and

WHEREAS, Azoff Management desires to sell to MSG Member and MSG Member wishes to purchase from Azoff Management, a 50% membership interest in Newco.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

FORMATION

Section 1.1 Formation of Newco.

(a) On or prior to the date hereof, Azoff Management organized Newco as a limited liability company under Delaware law.

(b) The certificate of formation of Newco is attached hereto as Exhibit C.

ARTICLE II

INITIAL CONTRIBUTION TRANSACTION

Section 2.1 Initial Contribution Transaction.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Azoff Management shall contribute or cause to be contributed, transferred, assigned and delivered to Newco the Contributed Business, free and clear of all Liens, other than Permitted Encumbrances, in exchange for the issuance to Azoff Management of a 100% membership interest in Newco, as provided in the Limited Liability Company Agreement of Newco (the “Newco LLC Agreement”), and the assumption by Newco of the Assumed Liabilities.

(b) Notwithstanding anything in this Agreement to the contrary, the only liabilities of the Contributed Business that Newco shall assume are the liabilities set forth on Schedule 2.1(a) (the “Assumed Liabilities”) for the period beginning August 1, 2013, and Newco will not assume or be bound by or be obligated or responsible for any other liabilities including, without limitation the Excluded Liabilities, and Azoff Management shall hold Newco harmless from and indemnify Newco against any Excluded Liabilities in accordance with Article IX hereof.

ARTICLE III

INVESTMENT

Section 3.1 Investment by MSG Member.

On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) MSG Member shall purchase a 50% membership interest in Newco (the “Purchased Interest”) from Azoff Management for One Hundred Twenty-Five Million Dollars ($125,000,000) in cash (the “Purchase Price”); and

(b) Azoff Management shall deliver the Purchased Interest to MSG Member free and clear of all Liens, in exchange for the payment of the cash purchase price.

ARTICLE IV

THE CLOSING; POST CLOSING ADJUSTMENTS

Section 4.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by Articles II and III of this Agreement (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Article IX, other than those conditions that can be satisfied only on the Closing Date. The date on which the Closing occurs shall be called the “Closing Date.”

Section 4.2 Deliveries at the Closing.

(a) In addition to the other requirements set forth herein, at the Closing, Azoff Management shall deliver, or cause to be delivered, to the MSG Parties and Newco the following:

(i) certificates evidencing the good standing of Azoff Management in its jurisdiction of organization as of a recent date;

(ii) the bill of contribution, duly executed by Azoff Management, and any other instrument of assignment, reasonably requested by the MSG Parties (including, without limitation, any copyright, trademark, service mark, domain name or lease assignment or certificate evidencing the transfer of title of a vehicle), duly executed by Azoff Management, all in such form as is reasonably requested by the MSG Parties in order to evidence the contribution of the Contributed Business to Newco in accordance with this Agreement;

(iii) the Employment Agreement (the “Employment Agreement”) in the form attached hereto as Exhibit D, duly executed by Irving Azoff and Newco;

(iv) the Newco LLC Agreement in the form attached hereto as Exhibit E, duly executed by Azoff Management;

(v) appropriate documentation to assign to Newco all rights, benefits and obligations under the “Key Man Life Insurance Policy” (No. MF5566488) insuring the life of Azoff;

(vi) the Revolving Credit Agreement (the “Revolving Credit Agreement”) duly executed by Newco in the form attached hereto as Exhibit F; and

(vii) all other certificates, documents and instruments that are reasonably requested by the MSG Parties in connection with completing the transactions contemplated by Articles II and III of this Agreement.

(b) In addition to the other requirements set forth herein, at the Closing, the MSG Parties shall deliver, or cause to be delivered, to Azoff Management the following:

(i) certificates evidencing the good standing of MSG and MSG Member in their respective jurisdictions of organization as of a recent date;

(ii) the Revolving Credit Agreement, duly executed by an Affiliate of MSG;

(iii) the Newco LLC Agreement, duly executed by MSG Member;

(iv) payment of the Purchase Price in cash in immediately available funds by wire transfer to one or more bank accounts designated in writing by Azoff Management to MSG Member not less than two Business Days prior to the Closing Date; and

(v) all other certificates, documents and instruments that are reasonably requested by Azoff Management in connection with completing the transactions contemplated by Articles II and III of this Agreement.

Section 4.3 Post-Closing Adjustments.

(a) Azoff Management shall deliver to MSG Member, within ten (10) days following the Closing Date, a notice (the “Closing Adjustments Notice”) setting forth Azoff Management’s calculation of (i) the operating cash flows of the Contributed Business (calculated on the basis of actual cash received and actual cash expenses paid, in each case to the extent relating solely to the period on and after August 1, 2013) during the period August 1, 2013 through the close of business on the day prior to the Closing Date (the “Interim Period Statement”), and (ii) a statement of all amounts paid by AMM prior to August 1, 2013 to the extent they relate solely to the period on or after August 1, 2013 under the Prepayment Arrangements (the “Prepayments” and, together with the net amount of operating cash reflected on the Interim Period Statement, the “Closing Adjustments”), together in each case with documentation reasonably necessary to support Azoff Management’s calculations and shall give MSG Member and its Affiliates access, during normal business hours and upon reasonable notice, to such of the employees and books and records of the Contributed Business as MSG Member may reasonably request. MSG Member must deliver written notice to Azoff Management setting forth in reasonable detail any objections it has with respect to the Closing Adjustments no later than thirty (30) days after the date on which Azoff Management delivered the Closing Adjustments Notice (the “Notice of Objection”). If MSG Member does not so deliver the Notice of Objection within such thirty (30) day period, the Closing Adjustments Notice shall become conclusive and binding on the parties for all purposes of this Agreement. If MSG Member does so deliver the Notice of Objection within such thirty (30) day period, then Azoff Management and MSG Member shall use good faith efforts to resolve all the objections contained in the Notice of Objection (the “Objections”) within such thirty (30) day period.

(b) If MSG Member and Azoff Management are unable to resolve all of the Objections within said thirty (30) day period, they shall refer any remaining Objections that have not been resolved by such date to the CPA Firm, which, acting as experts and not as arbitrators, shall make its determination as to the resolution of such remaining Objections. The CPA Firm’s determination with respect to the remaining Objections shall be conclusive and binding upon the parties. Azoff Management shall make readily available to the CPA Firm all relevant books and records and any work papers relating to the Closing Adjustment Notice and all other items reasonably requested by the CPA Firm in connection therewith.

(c) Promptly (and in any event within five (5) Business Days) after all aspects of the Closing Adjustments shall have become conclusive and binding on the parties pursuant to the foregoing provisions, (i) if the Closing Adjustments amount is a positive number (i.e., the net positive operating cash flow exceeds the Prepayments), Azoff Management will pay the absolute value thereof to Newco by wire transfer of immediately available funds to an account or accounts designated by Newco and (ii) if the Closing Adjustments amount is a negative number, then Newco will pay the absolute value thereof to Azoff Management by wire transfer of immediately available funds to an account or accounts designated by Azoff Management.

(d) For the avoidance of doubt, Newco shall not pay any expenses relating to any period prior to August 1, 2013. If at any time Azoff Management or its Affiliates receive or received any cash revenues or other payments in respect of the operations of the Contributed Business on or after August 1, 2013 and such revenues or other payments were not reflected in the Closing Adjustment, Azoff Management shall promptly turn over such cash revenues or other payments to Newco. If at any time Newco receives any cash revenues or other payments in respect of the operations of the Contributed Business prior to August 1, 2013, Newco shall promptly turn over such cash revenues or other payments to Azoff Management.

ARTICLE V

[Intentionally omitted.]

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF AZOFF MANAGEMENT

Except as set forth in the Azoff Disclosure Schedules for representations and warranties that provide for a Schedule or for which a Schedule is included in the Schedules attached hereto (but subject to the limitations provided in Section 12.13 (Schedules)), Azoff Management represents and warrants to and for the benefit of the MSG Parties as follows:

Section 6.1 Authority.

(a) Each of the Azoff Parties has all requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Azoff Party of the Transaction Documents to which it is or will be a party, the performance by each Azoff Party of its obligations thereunder and the consummation by each Azoff Party of the transactions contemplated thereby have been duly and validly authorized by all necessary action and no other proceedings are required to authorize the Transaction Documents to which each Azoff Party is or will be a party or for each Azoff Party to consummate the transactions contemplated hereby or thereby. This Agreement has been, and, upon execution and delivery thereof by an Azoff Party, each of the other Transaction Documents to which an Azoff Party is or will be a party shall be, duly and validly executed and delivered by such Azoff Party and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitute, or in the case of each such other Transaction Document, shall constitute, a valid and binding obligation of the Azoff Party party thereto, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and general principles of equity. Prior to the acquisition by MSG Member of the Purchased Interest, Newco shall not have conducted any business operations or activities other than the acceptance of the contribution of the Contributed Business and the issuance of a 100% membership interest therefor. The Azoff Family Trust of 1997, dated May 27, 1997, as amended, owns all of the membership interests and any other equity in Azoff Management. Irving Azoff does not, directly or indirectly, own any assets or interests in or relating to, or conduct, any business that is, a Relevant Business other than (i) through Azoff Management and (ii) the Permitted Passive Rights. “Permitted Passive Rights” means passive movie participation rights, passive movie soundtrack royalties and passive royalties from music owned by the business known as Azoff Publishing, Inc., in all cases (A) acquired by Irving Azoff or one of his controlled Affiliates prior to August 1, 2013 and (B) which do not, in any year, produce more than $150,000 of income in the aggregate.

(b) Except as set forth in Schedule 6.1(b), the execution, delivery and performance by Azoff Management of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for those that may be required by the nature of the business or ownership of the MSG Parties.

Section 6.2 Non-Contravention. Except as set forth in Schedule 6.2, the execution, delivery and performance by the Azoff Parties of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or other constituent document of any Azoff Party, (b) conflict with or violate any Law or Governmental Order applicable to any Azoff Party or any of its assets, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Lien on the assets of the Contributed Business pursuant to, any note, bond, mortgage, indenture or Contract, to which Azoff Management is a party or by which any of its assets are bound and affected.

Section 6.3 Financial Statements and Reports. Schedule 6.3 sets forth (i) the unaudited balance sheet of the Contributed Business as of June 30, 2013 (such unaudited balance sheet being referred to in this Agreement as the “Balance Sheet,” and June 30, 2013 being referred to in this Agreement as the “Balance Sheet Date”), and (ii) the related statements of income and retained earnings and changes of financial position for the six-month period then ended, certified by the Contributed Business’ Chief Executive Officer. The Balance Sheet and all related statements described as aforesaid are collectively referred to as the “Financial Statements”). The Financial Statements (i) were prepared in accordance with the books and records of the Contributed Business; (ii) were prepared in accordance with GAAP; and (iii) fairly present the financial condition and the results of operations of the Contributed Business as of the date thereof and for the periods covered thereby.

Section 6.4 Properties, Contracts and Other Data. Schedule 6.4 contains a true and complete statement, listing, description or copies of the following:

(a) the Contributed Business’ accounts and notes receivable;

(b) a schedule for the current fiscal quarter of all prepayments, prepaid expenses, advances to employees, credits from suppliers, deposits and the like as generated by the Contributed Business’ internal information systems in the ordinary course of business, as of the date set forth thereon, and showing each of the prepayments having any book value on the books of the Contributed Business as of such date;

(c) a schedule of all items of tangible personal property as generated by the internal information systems of the Contributed Business in the ordinary course of business, as of the date shown thereon;

(d) a schedule listing each client of the Contributed Business, a summary of the terms of the clients’ arrangements and a schedule of commission income by client for each of the fiscal years 2011 and 2012, and for the period January 1, 2013 through the Balance Sheet Date;

(e) all of the Intellectual Property of, and all licenses granted by or to, the Contributed Business or any Azoff Party which relate in whole or in part to the Contributed Business;

(f) a list of all internet domain names relating the Contributed Business or registered by any Azoff Party;

(g) all compensation, bonus, incentive deferred payment, retirement, pension, severance, profit-sharing, stock purchase and stock option, group life, automobile, medical, dental, disability, welfare or other employee benefit plans or insurance policies, and other similar arrangements (collectively, “Employee Benefit Arrangements”) generally applicable to the present or former Employees and for which the Contributed Business is responsible or its assets may be subject;

(h) all material written or oral employment or consulting agreements with, or similar commitments to, any Employees, officers or consultants of the Contributed Business to which the Contributed Business is a party or to which any of the assets of the Contributed Business may be subject;

(i) the names, titles, job description and location of each current officer, consultant or Employee of the Contributed Business, and the amount of their compensation (showing base compensation and bonus payments separately) for calendar year 2013;

(j) all other Contracts to which the Contributed Business is a party, or to which any of the assets of the Contributed Business are subject, except (i) Contracts otherwise listed in the Schedules hereto, (ii) Contracts, or any related group of Contracts, involving a liability, whether actual or contingent, of or to the Contributed Business of less than $25,000, and (iii) Contracts for the purchase or sale of merchandise, goods or services entered into in the ordinary course of business the performance of which by the Contributed Business will extend either over a period of less than one year from the date of such Contract or are cancellable or terminable within one year from the date of such contract without penalty;

(k) all Contracts (unless the particular provision described below is expressly contained in another document otherwise identified in the Schedules hereto) to which the Contributed Business is a party or to which any of the assets of the Contributed Business are subject, which (i) contains any covenant not to compete, covenant of nonsolicitation or similar restrictive covenant or otherwise significantly restricts the nature of the business activities in which the Contributed Business may engage or the customers, vendors or employees it may have, (ii) with respect to existing accounts receivable in excess of $25,000 and provides for the extension of credit on terms other than payment within sixty (60) days of invoice, (iii) provides for a guaranty or indemnity by the Contributed Business, or (iv) contains a right of first refusal in favor of another person or entity;

(l) any Permit held by the Contributed Business; and

(m) all insurance policies held by the Contributed Business.

Except as otherwise set forth in Schedule 6.4 or Schedule 6.8, no breach of, or default by the Contributed Business under any Contract (or event which would, with the passage of time, notice or both, constitute a breach or default) has occurred, and to the Knowledge of Azoff Management, each such Contract remains in full force and effect.

Section 6.5 Absence of Differences from Schedules. Except as is contemplated by this Agreement or as otherwise disclosed in Schedule 6.5:

(a) No Undisclosed Liabilities. Except for (i) those liabilities specifically reflected or reserved against on the Balance Sheet, (ii) those current liabilities for trade or business obligations incurred since the Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of business and consistent with past practices (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), or (iv) those liabilities otherwise disclosed in the Schedules hereto (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), Azoff Management and the Contributed Business do not have, as of the date hereof, any direct or indirect Indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on a financial statement, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No Material Adverse Change. Since the Balance Sheet Date, other than for matters or changes contemplated or permitted by this Agreement or that relate to the execution of this Agreement or the transactions contemplated herein, including, without limitation, the fact that Newco will own and operate the Contributed Business following the Closing, there has not been:

(i) any material event out of the ordinary course of business of the Contributed Business materially and adversely affecting the operations or financial condition of the Contributed Business;

(ii) other than as contemplated by this Agreement, any entry into, modification or termination of any Contract, other than in the ordinary course of business;

(iii) any casualty, damage, destruction or loss;

(iv) other than as contemplated by this Agreement, any sale or other disposition of any fixed asset of the Contributed Business having a net book value in excess of $25,000, or any Lien on any such asset of the Contributed Business, other than in the ordinary course of business;

(v) any default or breach by the Contributed Business under any Contract;

(vi) any material change made in executive compensation levels or in the manner in which Employees are compensated or in benefits provided to such Employees;

(vii) any change in its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Contributed Business or revaluation of any of its assets;

(viii) entry into any transaction, Contract or commitment other than in the ordinary course of its business and consistent with past practices;

(ix) the loss of one or more material clients or any material amounts of business, in the aggregate, or receipt of notice that any such loss is impending; or

(x) any express or deemed Tax election, filing of any amended Tax return, agreement to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, entry into any closing agreement with respect to any Tax, surrender of any right to claim a Tax refund, or settlement or compromise of any liability with respect to Taxes of the Contributed Business.

(c) Litigation. Schedule 6.5(c) sets forth an accurate and complete description of every pending adverse claim, audit, dispute, governmental investigation, suit, action (including, without limitation, any nonjudicial real or personal property foreclosure action), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity (“Litigation”), by or against the Contributed Business or, to the Knowledge of Azoff Management (which does not include performance of litigation searches or review of court records), threatened Litigation against the Contributed Business; and, to such Knowledge of Azoff Management, every pending or threatened Litigation against any Azoff Party that relates in any way or could reasonably be expected to affect, the Contributed Business. Azoff Management has delivered to the MSG Parties and Newco copies of all relevant court papers and other documents relating to the matters referred to in Schedule 6.5(c), and Schedule 6.5(c) also sets forth a description of the current status of each such matter. Except as disclosed in Schedule 6.5(c):

(i) no such matter or matters, if decided adversely to the Contributed Business or any Azoff Party individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) the Contributed Business is not in default with respect to any Governmental Order by which it is bound or to which its property is subject and there exists no Governmental Order enjoining or requiring the Contributed Business to take any action of any kind with respect to the Contributed Business;

(iii) neither Azoff Management, nor any officer, director, manager or employee of Azoff Management, has been permanently or temporarily enjoined by any Governmental Order from engaging in or continuing any conduct or practice in connection with the Contributed Business;

(iv) to the Knowledge of Azoff Management, no basis exists for any claim, audit, investigation, suit or proceeding which, if decided adversely could reasonably be expected to have a Material Adverse Effect; and

(v) to the Knowledge of Azoff Management there is no basis for any Person to assert a claim against the Contributed Business predicated upon: (x) ownership or rights to ownership of any securities of Azoff Management, (y) any rights as a securities holder of Azoff Management, including, without limitation, any option, warrant or other right to acquire any securities of Azoff Management, any preemptive rights or any rights to notice or to vote, or (z) any rights under any agreement between Azoff Management and any securities holder in such holder’s capacity as such.

In addition, Schedule 6.5(c) sets forth a description of any and all audits that were commenced against Azoff Management or, to the Knowledge of Azoff Management, threatened against Azoff Management or commenced or threatened against any Azoff Party, and resolved, settled or compromised during the period January 1, 2013 through the date of this Agreement, and the terms and conditions of such resolution, settlement or compromise.

(d) Compliance with Laws. The Azoff Parties (i) have not received any notice as yet unremedied of any violation of any Laws applicable to the Contributed Business or its operations or with respect to which compliance is a condition of engaging in the Contributed Business, (ii) are in compliance with all Laws and (iii) have all Permits necessary to conduct the Contributed Business as presently conducted.

(e) Title. The Contributed Business at the Closing will have good and marketable title, or valid and effective leasehold rights in the case of leased property, to all of its assets, free and clear of all Liens, except for those created or allowed to be suffered by Newco and except for (i) the Lien for current Taxes not yet due and payable, (ii) Liens expressly permitted by this Agreement, and (iii) with respect to leased property, interests of the lessors thereof (the “Permitted Encumbrances”).

(f) Intellectual Property. The Azoff Parties have not received any notice of any claim, or of any basis for a claim, which asserts the rights of others with respect to any of the Intellectual Property, or which asserts or may assert that the conduct of the Contributed Business infringes or violates Intellectual Property rights of others. The Azoff Parties and the Contributed Business have in all material respects performed all of their obligations required to be performed, and are not in default (or with notice or lapse of time, or both, would be in default), under any agreement relating to any of the Intellectual Property.

(g) Labor Matters. There are, and during the past three years there have been, no unfair labor practice complaints, labor strikes, arbitrations, disputes, work slowdowns or work stoppages pending or, to the Knowledge of Azoff Management, threatened, between the Contributed Business and any of the Employees, current or former. Except as described in Schedule 6.5(g), each Employee is an “at-will” employee, and the employment of each such Employee may be terminated immediately by the Contributed Business without liability, notice or severance, except as otherwise provided by statute or decisional authority.

(h) Employee Benefit Plans. There are no “multiemployer plans” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in which Azoff Management has been a participating employer within the last six (6) years and in which Employees participate. The employee benefit arrangements of the Contributed Business that are covered by ERISA, to the Knowledge of Azoff Management, are, and during all applicable limitation periods have been in compliance with, ERISA, and all retirement or pension plans are qualified plans under the Code.

(i) Tax Matters.

(i) The Contributed Business and Azoff Management have filed with the appropriate Taxing authorities all Tax returns that were required to be filed, which Tax returns are true, correct and complete in all material respects, and has paid, or made adequate provision for the payment of, all Taxes shown thereon as owing.

(ii) The Contributed Business and Azoff Management have not waived in writing any statute of limitations in respect of any Taxes (other than a waiver that has expired or terminated).

(iii) The Contributed Business is not and has not been a member of an Affiliated Group filing a consolidated federal Tax return.

(iv) The Contributed Business is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement, and Azoff Management does not have any liability for the Taxes of any other Person under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as transferee or successor, by contract or otherwise.

(v) There are no Liens for Taxes upon the assets of the Contributed Business except for Liens for Taxes being contested in good faith or with respect to Taxes not yet due and payable.

(vi) There is no suit, audit, claim, assessment or other proceeding pending or proposed in writing with respect to the Taxes of the Contributed Business.

(vii) Schedule 6.5(i) lists each Taxing jurisdiction in which the Contributed Business has filed or is required to file any Tax returns.

(viii) Azoff Management has provided or made available true, correct and complete copies of each Tax return of the Contributed Business for the last fiscal year of the Contributed Business.

(ix) Azoff Management has timely withheld and paid all Taxes, which may be assessable by any Taxing authority, required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, member or other third party.

(x) Azoff Management has not participated as a tax shelter “promoter,” “tax shelter organizer” or as an investor in a “tax shelter” within the meaning of Section 6111 of the Code.

Section 6.6 Real Property. The Contributed Business does not own or use any Real Property except as described in Schedule 6.6.

Section 6.7 Tangible Personal Property. Except as indicated in Schedule 6.7:

(a) the Contributed Business has good and marketable title to each item of its tangible personal property, free and clear of all Liens, other than Permitted Encumbrances;

(b) no officer, director, owner, equity investor or Employee of the Contributed Business, nor any Affiliate thereof, owns directly or indirectly, in whole or in part, any item of the tangible personal property of the Contributed Business or has any other interest therein; and

(c) each item of tangible personal property owned or used by the Contributed Business is in good operating condition and repair, usable in the ordinary course of business.

Section 6.8 Contracts. Except as disclosed in Schedule 6.4 or Schedule 6.8:

(a) to the Knowledge of Azoff Management, each Contract is the legal, valid and binding obligation of the other contracting party, enforceable against the other contracting party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles;

(b) the Contributed Business and the Azoff Parties have fulfilled all material obligations required pursuant to each Contract to have been performed by it prior to the date hereof, and to the Knowledge of Azoff Management, the Contributed Business will be able to fulfill, when due, all of its obligations under each Contract which remain to be performed after the date hereof; and

(c) to the Knowledge of Azoff Management, no other contracting party to any Contract has breached such Contract in any material respect within the twelve (12) month period prior to the date hereof.

Section 6.9 Insurance. The Contributed Business is not in default, nor has it ever been in default, with respect to any provision contained in any insurance policy or has failed to give any notice or present any claim under any such policy in due and timely fashion. There are no outstanding unpaid claims under any such policy. The Contributed Business has not received any notice of cancellation or non-renewal of any such policy. No such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

Section 6.10 Banking Facilities. Schedule 6.10 contains a time and complete list of:

(a) each bank, savings and loan or similar financial institution in which the Contributed Business has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Contributed Business; and

(b) the names of all Persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each Person with respect thereto.

Section 6.11 Relationship with Clients. The Contributed Business’ relationship with its clients is satisfactory and nothing has come to the attention of Azoff Management, including any written, oral or email correspondence from any client or any representative or advisor of a client, that, taken in the aggregate together with all other available information, causes Azoff Management to believe that the Contributed Business’ relationship with any client is not satisfactory. No client has terminated or canceled (or threatened to terminate or cancel) his Contract with the Contributed Business since January 1, 2012.

Section 6.12 Sufficiency of the Acquired Assets. The assets conveyed to Newco under this Agreement, constitute all of the assets owned, leased, used or held for use in the Contributed Business by the Azoff Parties and constitute all of the assets necessary to conduct the Contributed Business as currently conducted.

Section 6.13 Certain Interests. Neither Azoff Management nor any of its officers, directors, owners or Related Persons:

(a) has any direct or indirect financial interest in any competitor or customer of the Contributed Business (other than record and beneficial ownership of not more than 5% of the outstanding capital stock of any such Person subject to the periodic and other reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934);

(b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which is necessary for the conduct of the Contributed Business; or

(c) has any outstanding indebtedness for borrowed money to the Contributed Business.

Section 6.14 Transactions with Related Parties. Schedule 6.14 lists and describes all transactions between or affecting the Contributed Business, on the one hand, and one or more Related Parties of Azoff Management, on the other hand.

Section 6.15 No Brokerage. There is no investment banker, broker, finder or other similar intermediary who has been retained by or on behalf of any Azoff Party or any of its Affiliates who might be entitled to any fee, commission or other payment upon consummation of the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE MSG PARTIES

The MSG Parties jointly and severally represent and warrant to and for the benefit of Azoff Management as follows:

Section 7.1 Authority. (a) Each MSG Party has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each MSG Party of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by each MSG Party of its obligations hereunder and thereunder and the consummation by each MSG Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of each MSG Party and no other proceedings on the part of any MSG Party is required to authorize this Agreement or other Transaction Documents to which it is or will be a party or for any MSG Party to consummate the transactions contemplated hereby or thereby. This Agreement has been, and, upon execution and delivery thereof by each MSG Party, each of the other Transaction Documents to which any MSG Party is or will be a party shall be, duly and validly executed and delivered by each MSG Party and, assuming the due and valid authorization, execution and delivery by the other parties thereto, constitute, or in the case of each such other Transaction Document, shall constitute, a valid and binding obligation of each MSG Party, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights and general principles of equity.

(b) The execution, delivery and performance by the MSG Parties of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for those that may be required by the nature of the business or ownership of Azoff Management.

Section 7.2 Non-Contravention. The execution, delivery and performance by the MSG Parties of this Agreement do not and will not (a) violate, conflict with or result in the breach of, any provision of the constituent instruments of an MSG Party, (b) conflict with or violate any Law or Governmental Order applicable to an MSG Party or any of its assets or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment or acceleration of, or result in the creation of any Lien on any of the assets of an MSG Party pursuant to, any note, bond, mortgage, indenture or Contract to which an MSG Party is a party or by which any of its assets is bound or affected.

Section 7.3 No Brokerage. There is no investment banker, broker, finder or other similar intermediary who has been retained by or on behalf of any MSG Party who might be entitled to any fee, commission or other payment from Newco or from Azoff Management or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE VIII

COVENANTS

Section 8.1 Access and Information. From the date hereof until the Closing, subject to reasonable rules, regulations and policies of Azoff Management and any applicable Laws, Azoff Management and Newco shall (a) afford MSG and its representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Contributed Business and (b) furnish or cause to be furnished to MSG any financial and operating data and other information that is available with respect to the Contributed Business as MSG from time to time reasonably requests.

Section 8.2 Conduct of Business. From the date hereof to the Closing, except as otherwise contemplated by this Agreement Azoff Management shall conduct the Contributed Business in the ordinary course and use commercially reasonable efforts to preserve intact the Contributed Business and its relationships with customers, artists, vendors and employees. From the date hereof to the Closing, except for the items set forth in Schedule 8.2 or to which MSG otherwise consents in writing, Azoff Management and Newco shall not:

(i) Take, or omit to take, any action which, if taken or omitted, prior to the date of this Agreement would have caused any representation or warranty in Article VI to be inaccurate as of the date of this Agreement or as of the Closing;

(ii) Take, or omit to take, any action which, if taken or omitted after the Closing would have required the consent or approval of MSG or the MSG Designee under the LLC Agreement or would have constituted a breach of the LLC Agreement;

(iii) Sell, assign or otherwise dispose of any material asset of the Contributed Business; and

(iv) authorize or enter into any agreement or commitment to do any of the foregoing.

Section 8.3 Consents; Further Assurances.

(a) Subject to, and not in limitation of, Section 8.4, each of the parties shall, and shall cause its Affiliates to, cooperate and use its respective commercially reasonable efforts to fulfill as promptly as practicable the conditions to Closing in this Agreement to the extent it has the ability to control the satisfaction of such conditions. Without limiting the generality of the foregoing, the parties shall each, with the reasonable cooperation of the other, use commercially reasonable efforts to obtain and maintain any required consents and approvals.

(b) Nothing contained in this Agreement shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business), or the giving of any other consideration by any party or its Affiliates with respect to seeking any required consents and approvals.

(c) Subject to this Section 8.3 each party shall execute and deliver such other documents, certificates, agreements and other writings and take such other commercially reasonable actions as may be necessary or desirable to evidence, consummate or implement expeditiously the transaction contemplated herein.

Section 8.4 Regulatory Approvals.

(a) Each of Azoff Management and the MSG Parties shall (a) make or cause to be made all filings required of each of them or any of their Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) days after the date of this Agreement in the case of all filings required under the HSR Act, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Government Antitrust Authority in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of drafts of all prepared filings to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Government Antitrust Authority under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its commercially reasonable efforts to furnish to each other all information requested by the other party that is reasonably required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Government Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Government Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Government Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto or its Affiliates relating to proceedings under the HSR Act, other Antitrust Laws or other applicable Law. Any party may, if it reasonably deems it advisable and necessary, designate any competitively sensitive material provided to the other parties under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b) Each party shall use, and cause its Affiliates to use, commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Government Antitrust Authority with respect to the transactions contemplated by this Agreement (an “Antitrust Objection”) under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Each party shall use, and cause its Affiliates to use, commercially reasonable efforts to take such actions as may be required to cause the expiration of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require a party or any of its Affiliates to take any of the following actions, and none of Azoff Management, MSG Member nor Newco will offer, agree to take or take any of the following actions without the prior written consent of each of them, in each case in response to an Antitrust Objection (i) extend any such waiting or notice period or agree with any Government Entity not to consummate any of the transactions contemplated hereby, (ii) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any investments, assets, operations, facilities or businesses, (iii) terminate, amend or assign any existing, or enter into any new, relationships, contractual rights or obligations, licenses or Contracts or (iv) agree to any changes to or restriction on, or other impairment of any ability to own or operate, any such investments, assets, operations, facilities or businesses or interests therein or any Person’s ability to vote, transfer, receive distributions or otherwise exercise full ownership rights with respect to the membership interests in Newco or the equity of any other Person.

Section 8.5 Tax Matters.

(a) From Newco’s formation until the purchase of the Purchased Interest, Newco will be treated as an entity disregarded from its owner for U.S. federal income Tax purposes and no election shall be made to treat Newco as entity subject to entity-level Tax.

(b) The parties hereto agree to treat the purchase of the Purchased Interest consistently with Situation 1 of Revenue Ruling 99-5, 1996-6 I.R.B.8, and the parties will not take an inconsistent position therewith in connection with any Tax filing or in any proceeding with a Taxing Authority.

(c) Within sixty (60) days of the date of this Agreement, Azoff Management shall prepare and deliver to MSG Member an allocation schedule setting forth Azoff Management’s determination of the allocation of the purchase price for the Purchased Interest among Newco’s assets in accordance with such assets’ fair market values (the “Preliminary Allocation”), MSG Member shall have thirty (30) days after receipt of the Preliminary Allocation to object to the allocation therein. If MSG Member does not object within such sixty (60) day period, the Preliminary Allocation shall become final (the “Final Allocation”) and the Final Allocation shall be binding upon Azoff Management, MSG Member and Newco. If MSG Member provides timely notice of a dispute with respect to the Preliminary Allocation, Azoff Management and MSG Member shall in good faith attempt to jointly agree upon the Final Allocation.

If Azoff Management and MSG Member cannot agree upon the Final Allocation within sixty (60) days after MSG Member has objected to the Preliminary Allocation, then the matters in dispute shall be submitted to Deloitte LLP or another Person acceptable to Azoff Management and MSG Member (the “Arbitrator”), whose decision shall be final and binding on Azoff Management, MSG Member and Newco. The costs and expenses of the Arbitrator’s dispute resolution shall be borne 50% by Azoff Management and 50% by MSG Member. The parties hereto agree to act in accordance with the Final Allocation for all Tax purposes, and the parties will not take an inconsistent position therewith in connection with any Tax filing or in any proceeding with a Taxing Authority.

Section 8.6 Notification.

Between the date of this Agreement and the Closing Date, Azoff Management and Newco shall give prompt notice to the MSG Parties, and the MSG Parties shall give prompt notice to Azoff Management, (i) of any notice or other communication received by such party from any Government Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) of any actions, suits, claims, investigations or proceedings commenced relating to or otherwise affecting such Person of any of its Affiliates which relate to the transactions contemplated by this Agreement, and (iii) if such Person becomes aware of any fact, circumstance or event that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied. Notwithstanding the foregoing, it is understood and agreed that neither the delivery of any notice pursuant to this Section 8.6 nor any disclosures provided thereby shall affect any of the rights, remedies or obligations of any party hereunder.

Section 8.7 Protective Covenants.

(a) Introduction. The Azoff Parties acknowledge and recognize the highly competitive nature of the businesses of the Company including the Contributed Business, as well as the fact that the skills and knowledge of the Company’s workforce constitute trade secrets and confidential information, and accordingly agree, as a condition to the MSG Parties entering into the Agreement, to the non-competition, non-solicitation and confidentiality provisions referred to in this Section.

(b) Non-Competition and Non-Solicitation. The Azoff Parties shall comply with the provisions of Section 8(a) of the Employment Agreement, the text of which, together with related definitions, is incorporated herein by reference. This Section 8.7(b) is subject to the exception set forth in Section 8(b) of the Employment Agreement, the text of which, together with related definitions, is incorporated herein by reference.

(c) Non-Solicitation of Employees and Others. The Azoff Parties shall comply with the provisions of Section 8(c) of the Employment Agreement, the text of which, together with related definitions, is incorporated herein by reference.

(d) Confidentiality and Intellectual Property. The Azoff Parties shall comply with the provisions of Section 9 of the Employment Agreement, the text of which, together with related definitions, is incorporated herein by reference.

(e) Specific Performance. The Azoff Parties acknowledge and agree that the MSG Parties’ remedies at law for a breach or threatened breach of any of the provisions of this Section 8.7 would be inadequate, impracticable and difficult to prove, and the MSG Parties would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Azoff Parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the MSG Parties, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(f) Separate Covenants; Reasonableness. The covenants contained and incorporated by reference in this Section 8.7 constitute a series of separate covenants, one for each of those counties and states in the United States and each of those foreign countries or jurisdictions referred to in Section 8 of the Employment Agreement. Except for geographic coverage, each such separate covenant contained in this Section 8.7 shall be deemed identical in terms. The Azoff Parties agree (i) the covenants contained herein are reasonable under the circumstances (i.e., in connection with the disposition to the Company of 100% of the Contributed Business and to the MSG Parties of the Purchased Interest), (ii) the MSG Parties would not enter into this Agreement but for the covenants contained in this Section 8.7, (iii) the Azoff Parties and the MSG Parties intend for the covenants contained herein to constitute a valid and enforceable agreement under Law entered into in connection with the Azoff Parties’ disposition of the Contributed Business and the Purchased Interest, including all of the goodwill the Azoff Parties created in the Contributed Business, and (iv) the Azoff Parties will not contest the validity or unenforceability of this Section 8.7 during the Restricted Period (as defined in the Employment Agreement). The term of the Restricted Period was determined by the parties to be reasonable based on the nature of the current and prospective businesses of Newco. The Azoff Parties acknowledge that they have consulted with counsel of their choosing regarding this Section 8.7 and understand that complying with this Section 8.7 limits their ability to earn a livelihood in a Competitive Business (as defined in the Employment Agreement) during the Restricted Period.

(g) Severability. If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction in this Section 8.7 in that regard is an unenforceable restriction against the Azoff Parties, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any such restriction in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not prejudice or in any way affect the validity or enforceability of any other article, section, paragraph, clause, sub-clause or provision. This Agreement and each article, section, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of Law to the extent that when this Section 8.7 or any paragraph, clause, sub-clause or provision hereof would, but for the provisions of this Section 8.7(g), have been read and construed as being void and ineffective, it shall nevertheless be a valid agreement, covenant, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision at law.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1 Conditions to the Obligations of the Parties. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:

(a) HSR. The waiting periods applicable to the consummation of the transaction contemplated hereby under the HSR Act shall have expired or been terminated; and

(b) No Prohibition. No Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the consummation of the transaction contemplated hereby and no action by any Person seeking any of the foregoing or otherwise challenging any of the transactions contemplated hereby shall be pending.

Section 9.2 Conditions to the Obligations of the MSG Parties. The obligation of the MSG Parties to effect the Closing is subject to the satisfaction (or waiver by the MSG Parties) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Azoff Management contained in this Agreement (other than those in Sections 6.1, 6.2 and 6.15, collectively, the “Fundamental Representations”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) in each case without giving effect to any “Material Adverse Effect,” “material” or other materiality qualification, limitation or exception contained therein other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Fundamental Representation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date;

(b) Covenants. Each of the covenants and agreements of Azoff Management to be performed on or prior to the Closing shall have been performed in all material respects;

(c) Certificate. The MSG Parties shall have received a certificate, signed by an officer of Azoff Management on behalf of Azoff Management, dated the Closing Date, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied; and

(d) Other Deliveries. Azoff Management shall have delivered or caused to be delivered to the MSG Parties each of the deliverables specified in Section 4.2(a).

Section 9.3 Conditions to the Obligations of Azoff Management. The obligations of Azoff Management to effect the Closing are subject to the satisfaction (or waiver by Azoff Management) prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the MSG Parties contained in this Agreement, without regard to any “materiality” or “material adverse effect” qualification contained therein, shall be true and correct in all respects at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all respects as of such date), as though such representation or warranty were made as of such date; provided that for purposes of the foregoing, the representations and warranties shall be deemed to be true and correct in all respects to the extent that the aggregate effect of any inaccuracies as of the applicable date would not reasonably be expected to have a material adverse effect on the MSG Parties’ ability to consummate the transaction contemplated hereby.

(b) Covenants. Each of the covenants and agreements of the MSG Parties to be performed on or prior to the Closing shall have been performed in all material respects.

(c) Certificate. Azoff Management shall have received a certificate, signed on behalf of each MSG Party by an officer thereof, dated the Closing Date, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By either Azoff Management or the MSG Parties if the Closing shall not have occurred on or prior to October 31, 2013, or such later date mutually agreed upon in writing by the parties hereto;

(b) By either Azoff Management or the MSG Parties in the event that any Governmental Authority shall have issued a final, non-appealable order, decree or ruling (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) By the mutual written consent of the parties; or

(d) If either Azoff Management or the MSG Parties materially defaults in the due and timely performance of any of its warranties, covenants or agreements under this Agreement, the non-defaulting party may on or prior to the Closing Date give notice of termination of this Agreement, which notice shall specify with particularity the default or defaults on which the notice is based; provided, that such termination shall be effective ten (10) days after such notice is received by the defaulting party only if such default or defaults shall not have been cured on or before the effective time for termination.

Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any of the Parties except (a) as set forth in this Section 10.2 and in Article XI hereof, and (b) that nothing herein shall relieve any of the Parties from liability for any willful breach of this Agreement.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

Section 11.1 Survival. Except as provided in Section 11.8, all of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Transaction Document shall survive (and not be affected in any respect by) the Closing indefinitely and any investigation conducted by any party hereto and any information which any party may receive.

Section 11.2 Indemnification by Azoff Management. Following the Closing, Azoff Management shall indemnify, defend and hold the MSG Parties, Newco and their Affiliates, and their successors and assigns, and their respective officers, directors, employees, agents and representatives harmless from any and all Losses suffered that arise out of or relate to (a) the failure of any representation or warranty made by Azoff Management hereunder to be true and correct as of the Closing Date, or (b) any breach by Azoff Management of any of Azoff Management’s covenants or agreements contained herein. For the avoidance of doubt, the indemnification obligations under this Section 11.2 are obligations of Azoff Management and not of any other Azoff Party, except to the extent that any other Azoff Party becomes responsible therefor under Section 12.6.

Section 11.3 Indemnification by the MSG Parties. Following the Closing, the MSG Parties shall indemnify, defend and hold Azoff Management, Newco and their Affiliates, and their successors and assigns, and their respective officers, directors, employees, agents and representatives harmless from any and all Losses directly suffered that arise out of or relate to (a) the failure of any representation or warranty made by the MSG Parties hereunder to be true and correct as of the Closing Date, or (b) any breach by the MSG Parties of any of their covenants or agreements contained herein.

Section 11.4 Indemnification Procedures. If any claim for which a party is obligated under Section 11.2 or 11.3 hereof to provide indemnification (“Indemnifying Party”) is asserted by any third party against or sought to be collected from any party indemnified hereunder (“Indemnified Party”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (such notice to include all relevant correspondence from or with any Taxing authority). The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party and at the expense of the Indemnifying Party, of the settlement or defense thereof; provided that the Indemnifying

Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party so long as the fees and expenses of such counsel are borne by the Indemnified Party. The Indemnified Party shall not pay or settle any such claim during the thirty (30) day period during which the Indemnifying Party is entitled to assume control. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim; provided that the Indemnified Party may pay or settle any such claim if the Indemnified Party waives its right to indemnification hereunder in respect of such claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof or is not eligible to assume such defense pursuant to this Section 11.4, the Indemnified Party shall have the right in good faith to contest, pay or settle the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided that, unless the Indemnifying Party did not or was not eligible to assume the conduct and control of the claim, the Indemnified Party shall not pay or settle any such claim without the prior consent of the Indemnifying Party, unless the Indemnified Party waives its right to indemnification hereunder with respect to such claim. The Indemnifying Party shall not, except with the prior consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the unconditional release of the Indemnified Party from all liability with respect to the related claim (other than Tax related claims). Notwithstanding the foregoing, with respect to any issue or claim in any Tax audit or administrative or court proceeding pursuant to which the Indemnifying Party may be liable pursuant to this Agreement, the Indemnifying Party shall have the sole right to represent the interests of Newco and any Subsidiary, provided that the Indemnifying Party shall not enter into any settlement of claims that would affect the Tax liability of Azoff Management or any MSG Party or any of their Subsidiaries other than Newco or in respect of Newco for any period after the Closing Date (after giving effect to the Indemnifying Party’s indemnification obligations hereunder).

Section 11.5 Books and Records. The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants all books and records of the Indemnified Party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding (including any necessary powers of attorney).

Section 11.6 Treatment of Indemnification Payment. Any payment made pursuant to indemnification obligations arising under this Agreement shall be treated as an adjustment to the purchase price.

Section 11.7 Insurance. If any claims are made by third parties against an Indemnified Party for which an Indemnifying Party would be liable, and it appears that such claims might also be covered by the Indemnified Party’s insurance policies, the Indemnified Party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an Indemnifying Party (or shall be repaid by the Indemnified Party to the extent that an Indemnifying Party has already paid any such amounts).

Section 11.8 Survival and Timing of Claims for Indemnification. The representations, warranties, covenants and agreements contained in this Agreement (other than those covenants and agreements to be performed after the Closing, which shall survive indefinitely) shall survive the Closing for a period of one year therefrom; provided, that the representations, warranties and covenants contained in Sections 6.5(b)(x), 6.5(e) and 6.5(i) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, including, without limitation, the statute of limitations for assessment of Taxes (including any valid extensions thereof), and the representations and warranties contained in Sections 6.1, 6.2 and 6.15, and Sections 7.1, 7.2 and 7.3, shall survive indefinitely.

Section 11.9 Exclusive Remedy.

(a) Exclusive Remedy of the MSG Parties and Newco. The sole and exclusive remedy for the recovery of money damages for any Losses under, in connection with, or relating to this Agreement of the MSG Parties and Newco against Azoff Management shall be pursuant to the indemnification provisions set forth in this Article XI (other than claims for or in the nature of fraud or willful misconduct); provided, that this exclusive remedy for damages does not preclude remedies based upon a claim under Section 2.1(b) or the bringing of an action for specific performance or other equitable remedy to require Azoff Management to perform its obligations under this Agreement.

(b) Azoff Management’s Exclusive Remedy. Azoff Management’s sole and exclusive remedy for the recovery of money damages for any Losses under, in connection with, or relating to this Agreement against the MSG Parties shall be pursuant to the indemnification provisions set forth in this Article IX (other than claims for or in the nature of fraud or willful misconduct); provided, that this exclusive remedy for damages does not preclude the bringing of an action for specific performance or other equitable remedy to require an MSG Party to perform its obligations under this Agreement.

Section 11.10 Certain Limitations.

(a) Indemnification Threshold. Neither the MSG Parties, on the one hand, nor Azoff Management, on the other hand, shall be liable to indemnify the other party or Newco pursuant to this Article XI unless and until the aggregate amount of Losses that would otherwise be indemnifiable pursuant to this Article XI exceeds One Million Dollars ($1,000,000) (the “Indemnification Threshold”), and then only to the extent of such excess.

(b) Overall Liability Limit. Notwithstanding anything to the contrary contained herein, neither the MSG Parties, on the one hand, nor Azoff Management, on the other hand, shall be directly or indirectly liable to the other party or any of the other party’s Affiliates from and after the Closing for any Losses arising under or in connection with this Agreement for an amount in the aggregate (the “Liability Ceiling”) as of any date of determination in excess of One Hundred and Twenty-five Million Dollars ($125,000,000); provided, that the Liability Ceiling shall not apply to any indemnification under Section 2.1(b) or for the benefit of any party with respect to any Losses arising from the fraud, willful misconduct, or gross negligence of such Party.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.1, provided that receipt of copies of such counterparts is confirmed.

Section 12.2 Governing Law.

(A) THIS AGREEMENT AND ANY DISPUTES ARISING HEREUNDER OR (EXCEPT AS EXPRESSLY SET FORTH THEREIN) THEREUNDER OR CONTROVERSIES RELATED HERETO, OR THERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) TO THE EXTENT THEY WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(B) ANY ACTION WITH RESPECT TO THIS AGREEMENT OR ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF SUCH PERSON’S SUCCESSORS AND ASSIGNS AND SUCH PERSON’S PROPERTY, GENERALLY AND UNCONDITIONALLY, THE SOLE AND EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION IN ANY OF THE AFOREMENTIONED COURTS BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY RECOGNIZED OVERNIGHT DELIVERY SERVICE, TO SUCH PARTY AT SUCH PARTY’S ADDRESS REFERRED TO IN SECTION 12.5. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH SUCH PERSON MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN

BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING ANYTHING IN THIS SECTION 12.2(B) TO THE CONTRARY, EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. WITHOUT LIMITING THE FOREGOING, EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.

Section 12.3 Entire Agreement; No Third Party Beneficiary. This Agreement and the other Transaction Documents (including the Schedules and Exhibits hereto and thereto) contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement and the other Transaction Documents (written or oral) are merged in and are superseded and canceled by, this Agreement and the other Transaction Documents. Except as provided in Article XI, this Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 12.4 Expenses. Except as otherwise expressly set forth in this Agreement or any of the other Transaction Documents, whether or not the transactions contemplated by this Agreement and the other Transactions Documents are consummated, any fees, costs and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (the “Transaction Expenses”) shall be paid by the party incurring such Transaction Expenses.

Section 12.5 Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address set forth below or such other address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered, on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail.

If to any MSG Party, to:

MSG Holdings, L.P. Two Penn Plaza New York, NY 10121
Attention:	Chief Executive Officer
General Counsel

with a copy to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Attention:	John P. Mead

If to Azoff Management, to:

Azoff Music Management LLC 1100 Glendon Avenue Suite 2000 Los Angeles, CA 90024
Attention:	Irving Azoff

with a copy to:

Loeb & Loeb LLP 10100 Santa Monica Boulevard Los Angeles, CA 90067
Attention:	Harold A. Flegelman, Esq.

If to an Azoff Party, to:

c/o Irving Azoff

1100 Glendon Avenue

Suite 2000

Los Angeles, CA 90024

with a copy to:

Loeb & Loeb LLP 10100 Santa Monica Boulevard Los Angeles, CA 90067
Attention:	Harold A. Flegelman, Esq.

Section 12.6 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party hereto may, in whole or in part, assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, except to its Controlled Affiliates (as defined in the LLC Agreement). For the avoidance of doubt, neither party hereto nor any of its transferees shall transfer its membership interest in Newco unless it obtains the binding written agreement of the transferee for the express benefit of Newco and each Member in Newco to be bound by the provisions of Article XI to the extent of the membership interest it owns. No such delegation or assignment shall relieve the delegating or assigning party of its obligations hereunder in the absence of an express written novation signed by the other parties to this Agreement. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 12.7 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 12.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the parties hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 12.9 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules and exhibits) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits, and schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 12.10 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent; and provided further that Section 8.7(g) shall govern severability issues for Section 8.7.

Section 12.11 Further Assurances. From time to time after the Closing Date, each party shall, upon the reasonable request of the others, execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment, transfer and assumption, and take such further action, as may reasonably be requested in order to more effectively carry out the purposes and intent to this Agreement.

Section 12.12 Business Days. If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

Section 12.13 Schedules. The schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement. The information contained in any Schedule shall be deemed to be incorporated by reference in other applicable Schedules if the applicability of such information to such other Schedules is reasonably apparent on its face.

Section 12.14 Specific Performance. Each party acknowledges that the other would suffer irreparable damage and would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by such other party in accordance with its terms and therefore, each party agrees that the other party shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond or other security). Each of the MSG Parties and Azoff Management hereby waive any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Section 8.7(e) shall govern specific performance of the provisions of Section 8.7.

Section 12.15 Public Announcements. No party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, that a party may, without the prior consent of the other parties, make such press release or public announcement as may be required by or advisable under Law if it has used all reasonable efforts to consult with the other parties and to obtain such parties’ consent but has been unable to do so in a timely manner.

Section 12.16 Bulk Transfer. The parties hereto hereby waive compliance with the provisions of any applicable bulk transfer Law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.

[The next page is the signature page]

The parties have executed and delivered this Agreement as of the date first written above.

MSG HOLDINGS, L.P.

By:	/s/ James L. Dolan
	Name:	James L. Dolan
	Title:	Executive Chairman

ENTERTAINMENT VENTURES, LLC

By:	/s/ James L. Dolan
	Name:	James L. Dolan
	Title:	Executive Chairman

AZOFF MUSIC MANAGEMENT LLC

By:	/s/ Irving Azoff
	Name:	Irving Azoff
Title:

Solely For Purposes of Section 8.7:

/s/ Irving Azoff
Irving Azoff

Solely For Purposes of Section 8.7:

THE AZOFF FAMILY TRUST OF 1997, DATED MAY 27, 1997, AS AMENDED

/s/ Irving Azoff
By:	Irving Azoff
Co-Trustee

/s/ Rochelle Azoff
By:	Rochelle Azoff
Co-Trustee

[Signature Page to Formation, Contribution and Investment Agreement]

Exhibit A

DEFINITIONS

1. The following capitalized terms have the meanings indicated:

“Action” means any action (at law or in equity), suit, arbitration or proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“CPA Firm” shall mean Deloitte LLP or such other “big four” firm of independent registered public accountants selected by Azoff Management and MSG Member.

“Contract” means any written or oral agreement, arrangement or understanding, contract, certificate, license, lease, purchase order, option, note, bond, guarantee, letter of credit, commitment, Permit, consulting or Employee Benefit Arrangement to which Azoff Management or the Contributed Business is a party or which relates to the Contributed Business.

“Contributed Business” means, the business consisting of representing music artists, managing talent in the media and entertainment industries and consulting in such industries, as owned and/or conducted by Azoff Management, and proposed to be conducted from and after August 1, 2013, including all assets (including goodwill) and rights of Azoff Management therein and thereto, together with the other businesses and assets described in Schedule 2.1(a). For the avoidance of doubt, Contributed Business does not include (i) receivables for commissions earned but not received by Azoff Management relating to the period ending on July 31, 2013 and (ii) all cash on hand and in the bank accounts of Azoff Management as of July 31, 2013.

“Employee” means any employee of the Contributed Business.

“Excluded Liabilities” means: any liabilities (other than Assumed Liabilities) of, or relating to (i) the Contributed Business which exist on the Closing Date or which arise thereafter as a result of any act, omission or circumstances taking place prior to the Closing Date; or (ii) Azoff Management or any of its Affiliates and which does not relate to the Contributed Business. For the avoidance of doubt, the term Excluded Liabilities includes (i) all payables and other liabilities of Azoff Management with respect to the period ending on July 31, 2013 and (ii) any obligation or liability of an Azoff Party associated with or arising out of Permitted Passive Rights.

“GAAP” means generally accepted accounting principles in the United States.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.

“Government Authority” means any foreign or United States federal or state (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Governmental Order” shall mean any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” of a Person means any indebtedness for borrowed money or for the deferred purchase price of property or services, or any capital lease, as well any indebtedness of others that is guaranteed by such Person.

“Intellectual Property” means domestic and foreign patents, patent applications, registered and unregistered trademarks, trade names, assumed business names, service marks, copyrights, software programs, domain names, internal systems and data bases, inventions, technology, apparatus, processes, formulae, trade secrets, know-how, licenses to use, interests in, and improvements or enhancements of, any of the foregoing.

“Knowledge” shall mean the actual knowledge of the Contributed Business and each of the executive officers, directors and key employees of Azoff Management, and the knowledge that the Contributed Business and each of such executive officers, directors and key employees of Azoff Management would have acquired upon reasonable inquiry.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, stock exchange rules or requirements, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, injunctions, rulings or awards, policies, or any provisions or interpretations of the foregoing, binding on or affecting the Person referred to in the context in which such word is used.

“Lien” means any lien, charge, claim, encumbrance, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement or other Lien (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

“Loss” or “Losses” shall mean any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments, penalties and amounts paid in settlement (including reasonable attorneys’ fees and expenses) actually suffered or incurred by a Person.

“Material Adverse Effect” means any material adverse effect on the business, results of operation or financial condition of the Contributed Business.

“Newco” means Azoff MSG Entertainment LLC, a Delaware limited liability company.

A-2

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority and all pending applications therefor.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, other form of business or legal entity or Government Authority.

“Prepayment Arrangements” means the rent deposit on Azoff Management’s offices in Los Angeles in the amount of $56,504, the prepaid general insurance premium of $13,733 and the prepaid “keyman” insurance premium of $23,121.

“Protective Covenants” means Sections 8 and 9 of the Employment Agreement.

“Real Property” of a Person shall mean all real properties owned by that Person or in which that Person has any interest or estate (including the right to use), together with all buildings, fixtures, trade fixtures, plant and all other equipment and improvements located thereon or attached thereto; all of that Person’s rights arising out of the ownership or use thereof (including air, water, oil and mineral rights), and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Related Person” has the meaning assigned to such term in the Newco LLC Agreement.

“Relevant Business” has the meaning assigned to such term in the Newco LLC Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company or other form of legal entity of which more than 50% of the outstanding voting securities or other equity interests therein are directly or indirectly owned by such Person and/or any of its Subsidiaries or such Person and/or any such Subsidiary is a general partner.

“Tax” or “Taxes” means: (a) all taxes (whether federal, state, county or local), fees, levies, customs duties, assessments or charges of any kind whatsoever, including gross income, net income, gross receipts, profits, windfall profits, sales, use, occupation, value-added, ad valorem, transfer, license, franchise, withholding, payroll, employment, excise, estimated, stamp, premium, capital stock, production, net worth, alternative or add-on minimum, environmental, business and occupation, disability, severance, or real or personal property taxes or liabilities for unclaimed property imposed by any taxing authority together with any interest, penalties, or additions to tax imposed with respect thereto; and (b) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any Taxes described in clause (a) above.

“Transaction Documents” means this Agreement, the LLC Agreement, the Employment Agreement, the Revolving Credit Agreement and the other agreements, instruments and documents contemplated hereby and thereby, including each exhibit hereto and thereto.

“UCC” means the Uniform Commercial Code, as amended, and any successor thereto.

A-3

2. The following terms are defined in the Sections of the Agreement indicated:

Term	Section

“Agreement”	Preamble
“Antitrust Division”	8.4(a)
“Antitrust Objection”	8.4(b)
“Arbitrator”	8.5(c)
“Assumed Liabilities”	2.1(b)
“Azoff Management”	Preamble
“Azoff Parties”	Preamble
“Balance Sheet”	6.3
“Balance Sheet Date”	6.3
“Closing”	4.1
“Closing Adjustments”	4.3(a)
“Closing Adjustments Notice”	4.3(a)
“Closing Date”	4.1
“Employment Agreement”	4.2(a)(iii)
“Employee Benefit Arrangements”	6.4(g)
“ERISA”	6.5(h)
“Final Allocation”	8.5(c)
“Financial Statements”	6.3
“Fundamental Representations”	9.2(a)
“Global Music Rights Business”	Schedule 2.1(a)
“ILA Parties”	Preamble
“Indemnification Threshold”	11.10(a)
“Indemnified Party”	11.4
“Indemnifying Party”	11.4
“Interim Period Statement”	4.3(a)
“Liability Ceiling”	11.10(b)
“MSG”	Preamble
“MSG Member”	Preamble
“MSG Parties”	Preamble
“Newco”	Recitals
“Newco LLC Agreement”	2.1(a)
“Notice of Objection”	4.3(a)
“Objections”	4.3(a)
“Permitted Encumbrances”	6.5(e)
“Permitted Passive Rights”	6.1(a)
“Preliminary Allocation”	8.5(c)
“Prepayments”	4.3(a)
“Purchase Price”	3.1(a)
“Purchased Interest”	3.1(a)
“Revolving Credit Agreement”	4.2(a)(vi)
“Transaction Expenses”	12.4

A-4

Exhibit B

[RESERVED]

B-1

EXHIBIT D

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated             , 2013 (this “Agreement”), by and between Azoff MSG Entertainment LLC, a Delaware limited liability company (the “Company”), and Irving Azoff (“Executive”).

WHEREAS, pursuant to a Formation, Contribution and Investment Agreement, dated as of August 30, 2013 (the “Formation Agreement”), Azoff Music Management LLC, a Delaware limited liability company (“AMM”), is, as of the date hereof, (i) contributing to the Company substantially all of its assets and goodwill, subject to certain liabilities, in exchange for one hundred percent (100%) of the membership interests in the Company; and immediately thereafter (ii) selling to MSG Member a fifty percent (50%) membership interest in the Company (collectively, the “Transaction”); and

WHEREAS, as a condition to the consummation of the Transaction, the Company and Executive are required to enter into an employment agreement; and

WHEREAS, the willingness of MSG Member and its Affiliates and the Company to enter into the Formation Agreement is contingent upon Executive’s entry into this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms and conditions of the Company’s employment of Executive.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Effectiveness; Term of Employment. This Agreement shall constitute a binding agreement between the parties. Subject to the provisions of Section 7 hereof, Executive shall be employed by the Company for the period commencing on August 1, 2013 (the “Effective Date”) and ending on the fifth anniversary of the Effective Date, subject to any early termination of this Agreement by Executive or the Company (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement.

2. Position.

a. During the Employment Term, Executive shall serve as the Chairman and Chief Executive Officer of the Company. In such position, Executive (i) shall have such rights, authority and duties as are customary for a chairman and chief executive officer, (ii) shall have the sole and exclusive authority to manage and operate the businesses of the Company, subject only to such limits as are expressly set forth in Section 2.5 of the LLC Agreement and (iii) shall use his commercially reasonable efforts to develop the businesses of the Company, including those contributed to the Company pursuant to the Formation Agreement.

b. During the Employment Term, Executive will devote substantially all of Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation, for compensation or otherwise, which would conflict or interfere with the rendition of such services either directly or indirectly; provided however, that nothing herein shall preclude Executive from accepting appointment, or continuing, to serve on any board of directors or trustees of any Person; provided however, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate as agreed by Executive and the Company (acting through MSG Member), payable in regular installments in accordance with the Company’s usual payment practices. Executive’s annual base salary is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. The Executive may be entitled to a discretionary bonus award only to the extent and as provided in Section 2.5(b) of the LLC Agreement.

5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans, including vacation time (the “Employee Benefit Plans”) and receive perquisites as in effect from time to time (collectively, “Employee Benefits”), on terms consistent with Executive’s past practices.

6. Business Expenses. During the Employment Term, any and all business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company consistent with Executive’s past practices, including without limitation, first-class (a) travel (including private jet, consistent with Executive’s past practices), (b) accommodations, (c) meals, (d) entertainment and (e) automobile lease, so long as such expenses do not constitute compensation to Executive under applicable law, standards, rules or regulations.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party only pursuant to the terms of this Agreement; provided however, that except as otherwise specified in this Section 7, Executive will be required to give the Company at least sixty (60) days advance written notice of any resignation of Executive’s employment other than in the case of a resignation by Executive for Good Reason in which case the procedures described in the “Good Reason” definition in Section 11(j) shall be followed. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company.

a. By the Company for Cause or by Executive without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause; it being agreed that, for the purposes of this Section 7(a), MSG Member shall have the right to act on behalf of the Company in determining whether the Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause.

(ii) The Employment Term and Executive’s employment hereunder shall terminate immediately upon Executive’s resignation without Good Reason; provided however, that Executive will be required to give the Company at least sixty (60) days advance written notice of a resignation without Good Reason, which the Company may waive at any time in its discretion.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, the Company shall pay and Executive shall be entitled to receive the following payments on the effective date of termination:

(A) the Base Salary through the effective date of termination;

(B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the effective date of termination; and

(C) such earned and vested Employee Benefits, if any, as to which Executive may be entitled under the Employee Benefit Plans (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

(iv) Following such termination of Executive’s employment by the Company for Cause, or resignation by Executive without Good Reason, except as set forth in Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company acting through MSG Member if Executive suffers a Disability.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, the Company shall pay to Executive or Executive’s, heirs, estate or representatives (as the case may be):

(A) the Accrued Rights payable on the effective date of termination; and

(B) in the event of termination on account of death, a lump sum payment equal to one year’s Base Salary, payable within thirty (30) days after death; and in the event of termination on account of Disability, subject to Executive’s continued compliance with the provisions of Sections 8 and 9, continued payment of the Base Salary and, subject to the terms of the Company’s medical plan, provision of medical benefits on the same basis as provided prior to such termination, in each case, for twelve (12) months after the date of such termination, subject to Section 12 hereof.

(iii) Following Executive’s termination of employment due to death or Disability, except as set forth in Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By Company without Cause; By Executive with Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company (acting through MSG Member) without Cause, but only at any time following MSG Member’s purchase of all, but not less than all, of the Company Interest held by Azoff Member (and any Permitted Transferee of Azoff Member) under Section 6.3 of the LLC Agreement, or by Executive’s resignation with Good Reason.

(ii) If Executive is terminated without Cause or resigns with Good Reason, the Company shall pay and Executive shall be entitled to receive:

(A) the Accrued Rights payable on the effective date of termination; and

(B) subject to Executive’s execution and non-revocation of a release and non-disparagement agreement in a customary form reasonably acceptable to MSG Member and Executive and Executive’s continued compliance with Section 8 and Section 9 hereof, continued payment of the Base Salary and, subject to the terms of the Company’s medical plan, provision of medical benefits on the same basis as provided prior to such termination, in each case, until the expiration of the Employment Term as if such termination had not occurred, subject to Section 12 hereof.

(iii) Following Executive’s termination of employment by the Company without Cause or by Executive’s resignation for Good Reason, except as set forth in Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) In the case of Executive’s resignation with Good Reason under sub-clause (iii) of the “Good Reason” definition in Section 11(j), Executive shall not be entitled to the payments and benefits set forth in Section 7(c)(ii)(B) unless Azoff Member exercises its buy-sell right under Section 6.2(c)(i) of the LLC Agreement and MSG Member elects to purchase and purchases all, but not less than all, of the Company Interest held by Azoff Member (and any Permitted Transferee of Azoff Member) under Section 6.3 of the LLC Agreement.

d. Expiration of Employment Term.

(i) Unless Executive’s employment is earlier terminated pursuant to Sections 7(a), 7(b) or 7(c) hereof, the termination of Executive’s employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur at the close of business on the last day of the Employment Term, whereupon the Company shall pay, and Executive shall be entitled to receive the Accrued Rights payable on the effective date of termination.

(ii) Following termination of Executive’s employment hereunder as a result of the expiration of the Employment Term, except as set forth in Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by either Executive or the Company acting through MSG Member; provided however, that the provisions of Sections 8, 9 and 10 hereof shall survive any termination of this Agreement or Executive’s termination of employment hereunder to the extent set forth herein.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8. Non-Competition; Non-Solicitation. For the purposes of this Section 8, the term “Company” shall mean and include the Company and all of its Subsidiaries. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, as well as the fact that the skills and knowledge of the Company’s workforce constitute trade secrets and confidential information. The Executive agrees that (a) the covenants contained in Section 8 and 9 are reasonable under the circumstances (i.e., in connection with the disposition to the Company of 100% of the Contributed Business (as defined in the Formation Agreement) and to MSG Member of the Purchased Interest (as defined in the Formation Agreement)), (b) the Executive and the Company intend for the covenants contained herein to constitute a valid and enforceable agreement under law entered into in connection with the Executive’s disposition of the Contributed Business and the Purchased Interest, including all of the goodwill the Executive created in the Contributed Business, and (c) the Executive will not contest the validity or unenforceability of Sections 8 and 9 during the Restricted Period. The term of the Restricted Period was determined by the parties to be reasonable based on the nature of the current and prospective businesses of the Company. Executive acknowledges that he has consulted with counsel of his choosing regarding this Section 8 and understands that complying with this Section 8 limits Executive’s ability to earn a livelihood in a Competitive Business during the Restricted Period. In light of the foregoing, Executive accordingly agrees, as a condition of employment and as a condition to the parties entering into the Transactions, to the following non-competition and non-solicitation provisions:

a. During the Restricted Period, Executive will not, directly or indirectly (including through any Affiliate or Related Person (as defined in the Formation Agreement) of Executive) whether in any of the 58 counties of the State of California, or in any state or county in the United States or any other foreign country or jurisdiction in which the Company does business, do, or directly or indirectly aid any Person to do, any of the following, without the prior written consent of MSG Member, except on behalf of the Company in connection with Executive’s employment hereunder:

(i) subject to Section 2.5(c) of the LLC Agreement (and limited solely to the activity described therein) engage in a Competitive Business or any aspect of a Competitive Business, have any interest or involvement (whether as agent, employee, consultant, advisor, creditor, lender, proprietor, partner, stockholder, officer, director, member, manager or other type of principal) in, participate, assist or render any services or give advice to, whether for compensation or not, any Person, other than the Company, which is engaged in or becomes engaged in a Competitive Business;

(ii) except as necessary for the conduct of the affairs of the Company in the ordinary course of business consistent with past practices or as necessary to comply with any applicable law, rule, regulation, court order or other governmental mandate or investigation disclose, directly or indirectly, to any Person the names of past or present business partners of the Company or the material terms of any Contract, or any trade secrets or confidential information of the Company; or

(iii) encourage, advise or assist any Person to enter into any business relationship with, or use the services of, a Competitive Business; or

(iv) directly or indirectly, call upon, solicit, advise, sign, hire, interfere with, or otherwise do or conduct, or attempt to do or conduct, business with any Person who or which has (or has had within the prior 24 months) a business relationship with the Company, or take away or interfere or attempt to interfere with any business custom, business trade, or business patronage of the Company.

b. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as a passive investment (with no personal involvement of Executive in the business), securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

c. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company (other than Colin Hodgson and Executive’s secretarial assistants) to leave the employment of the Company;

(ii) hire any individual (other than Colin Hodgson and Executive’s secretarial assistants) who was employed by, or worked as a consultant for, the Company as of the date of Executive’s termination of employment with the Company, or who left the employment of the Company coincident with, or within sixty (60) days prior to or after, the termination of Executive’s employment with the Company; or

(iii) solicit or encourage to cease to work with the Company any consultant then having a relationship with the Company.

d. The “Restricted Period” means the period commencing on the Effective Date of this Agreement and ending on the first anniversary of the termination of Executive’s employment with the Company (including the actual termination of Executive’s employment following the deemed termination that occurs upon the expiration of the Employment Term). Notwithstanding the foregoing, in the case of a termination of Executive’s employment (i) pursuant to Section 7(a), the Restricted Period shall continue through and end on the fifth anniversary of the termination of Executive’s employment with the Company or (ii) pursuant to Section 7(c), but only if MSG Member purchases all, but not less than all, of the Company Interest held by Azoff Member (or any Permitted Transferee of Azoff Member) under Section 6.3 of the LLC Agreement, the Restricted Period shall continue through and end on the date of the closing of the purchase. Notwithstanding any other provision hereof, the Restricted Period shall be extended by the length of any period during which Executive is in breach of this Section 8.

9. Confidentiality; Intellectual Property. For the purposes of this Section 9, the term “Company” shall mean and include the Company and all of its Subsidiaries.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company), except as necessary for the conduct of the Company’s affairs in the ordinary course of business consistent with past practices of the Company, (A) retain or use for the benefit, purposes or account of Executive or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including the existence or terms of any Contract) concerning the past, current or future business, activities and operations of the Company, or of any other Person who or which has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of MSG Member.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; (C) independently developed by Executive following Executive’s termination of employment by the Company and without reference to Confidential Information, or which contains only the names and contact information for any individual or business; or (D) required by law or legal process to be disclosed; provided however, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s sole cost and expense, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law or legal process, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided however, that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 hereof provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease, and not thereafter commence, use of any Confidential Information owned or used by the Company; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Executive may retain (I) a copy of his list of professional contacts and his calendar, (II) those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, and (III) Executive’s personal compensation statements; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware. The use of any Confidential Information will be subject to the provisions of Section 8 even if Executive is permitted to retain originals or copies thereof under this Section 9(a)(iv).

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.

(vi) Subject to the provisions of Section 8, Executive shall be free to use, but may not disclose in any manner per this Section 9(a), information in intangible form retained in the memory of Executive, including, without limitation ideas, concepts, know-how or techniques, for any purpose whatsoever.

b. Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) related to the businesses of the Company, including, without limitation, the music services business (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) exclusively to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Nothing in this Section 9(b) shall affect the rights of the Company in any asset contributed to the Company under the Formation Agreement.

c. The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate, impractical and difficult to prove, and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, acting through MSG Member, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The provisions of this Section 10 shall survive termination of Executive’s employment for any reason.

11. Defined Terms. For purposes of this Agreement, the following definitions shall apply:

a. “Affiliate” means, any individual, corporation, partnership, limited liability company, association, trust or other entity or organization that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise, and, with respect to any individual, any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

b. “Artist” means any musician, singer, songwriter, publisher, composer, lyricist or producer.

c. “Azoff Member” has the meaning set forth in the LLC Agreement.

d. “Cause” means (i) the willful and continued failure of Executive to perform substantially his material duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness and shall not include a failure to achieve particular results or to perform at any particular level), (ii) Executive’s gross negligence or willful misconduct, which is demonstrably and materially injurious to the Company; (iii) any material breach by Executive of his obligations under Sections 8 or 9 hereof; (iv) Executive’s conviction of, or pleading guilty or nolo contender to, a felony under Federal or state law; or (v) a material breach by Executive of a fiduciary duty; provided however, that a termination of Executive by the Company for Cause shall not be effective unless and until (x) the Company, acting through MSG Member, has delivered to Executive a Notice of Termination; (y) Executive has been given a reasonable opportunity to make a presentation to MSG Member and to answer any questions that MSG Member may have; and (z) in the case of events of Cause described in the foregoing clauses (i), (ii), (iii) and (v), Executive has been given ten (10) days in which to cure such event of Cause.

e. “Company Interest” has the meaning set forth in the LLC Agreement.

f. “Competitive Business” means any media, entertainment or music related businesses and opportunities, and all businesses and opportunities ancillary, related or complimentary therewith or to their respective industries (including all consulting, marketing, representing, managing, licensing, producing, ticketing, selling, branding, promoting, advertising, content creation or distribution or similar activities related thereto or in connection therewith) including without limitation any businesses and opportunities contributed to the Company under the Formation Agreement and any businesses conducted by the Company from time to time.

g. “Contract” means any contract, arrangement, lease, license, indenture, agreement, commitment and any other legally binding arrangement, whether oral written, between the Company or any of its Subsidiaries, and any Person or relating to any past or present business partner, Artist or Other Talent or Entertainment Executive or employees.

h. “Disability” means personal injury, illness or other cause which has rendered Executive unable to perform substantially his material duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or one hundred twenty (120) out of one hundred eighty (180) consecutive days, as determined jointly by a physician selected by the Company reasonably acceptable to Executive (or, if he is incapacitated, his legal representative) and a physician selected by Executive (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Company. If such physicians cannot agree as to whether Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

i. “Entertainment Executive” means any person performing an executive or professional role in the music, entertainment or media industries.

j. “Good Reason” means (i) any material breach of any of the Company’s obligations under this Agreement caused by MSG Member; (ii) any material breach of the LLC Agreement by MSG Member, which breach is not cured by MSG Member in accordance with the terms of the LLC Agreement; or (iii) James Dolan not serving for any reason whatsoever as the MSG Designee pursuant to Section 2.5 of the LLC Agreement. A termination of Executive’s employment by Executive for Good Reason shall be effective only if Executive delivers to MSG Member a Notice of Termination of Executive’s employment with the Company for Good Reason within sixty (60) days after learning of the circumstances constituting Good Reason. Notwithstanding the foregoing, if within twenty (20) days following Executive’s delivery of such Notice of Termination of Executive’s employment with the Company for Good Reason (the “Cure Period”), the Company has cured the circumstances giving rise to the Good Reason claim, then such Notice of Termination of Executive’s employment with the Company shall be ineffective and no Good Reason shall be deemed to exist. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period and such failure is caused by MSG Member, Executive must terminate his employment, if at all, within ninety (90) days following the Cure Period in order for such termination of Executive’s employment to constitute a termination of Executive’s employment for Good Reason. Moreover, Executive shall be required to give the Company at least ten (10) days advance written notice of any termination of Executive’s employment for Good Reason.

k. “LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of the date of this Agreement, by and between AMM and MSG Member.

l. “MSG Member” has the meaning set forth in the LLC Agreement.

m. “Notice of Termination” has the meaning set forth in Section 7(e) hereof.

n. “Other Talent” means any person engaged in the music or entertainment business other than an Artist or an Entertainment Executive including without limitation promoters, distributors, venue operators, teams and leagues.

o. “Permitted Transferee” has the meaning set forth in the LLC Agreement.

p. “Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including without limitation, a government or political subdivision or an agency or instrumentality thereof, and charitable or philanthropic organizations.

q. “Subsidiary(ies)” means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company and/or one or more Subsidiaries of the Company, or (ii) any partnership, limited liability company, association, joint venture or other entity in which the Company and/or one or more Subsidiaries of the Company has more than a fifty percent (50%) equity interest or the right to control the management of such entity.

12. Section 409(A).

a. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). The Company shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon Executive’s “separation from service” within the meaning of Section 409A, Executive is then a “specified employee” (as defined in Section 409A), then, to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Company shall defer payment of nonqualified deferred compensation subject to Section 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) the first business day of the seventh month following Executive’s separation from service, or (ii) ten (10) days after the Company receives notification of Executive’s death. Upon the expiration of the applicable deferral period, all payments and benefits deferred (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein. Any such delayed payments shall be paid without interest. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A. Neither party individually or in combination may accelerate, offset or assign any deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as separation from service) occurs shall commence payment only in the calendar year in which the release revocation period ends as and to the extent necessary to comply with Section 409A.

b. Notwithstanding any provision in the Agreement to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement which are subject to Section 409A shall be subject to the following conditions: (i) expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

13. Miscellaneous.

A. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. EACH OF EXECUTIVE AND THE COMPANY (ON BEHALF OF THEMSELVES AND THEIR SUCCESSORS AND ASSIGNS) HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF EXECUTIVE AND THE COMPANY (ON BEHALF OF THEMSELVES AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF EXECUTIVE AND THE COMPANY (ON BEHALF OF THEMSELVES AND THEIR SUCCESSORS AND ASSIGNS) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

b. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto and MSG Member.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction in that regard is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any such restriction in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not prejudice or in any way affect the validity or enforceability of any other section, paragraph, clause, sub-clause and provision. This Agreement and each section, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of law to the extent that when this Agreement or any section, paragraph, clause, sub-clause or provision hereof would, but for the provisions of this Section 13(d), have been read and construed as being void and ineffective, it shall nevertheless be a valid agreement, covenant, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision at law

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity that is an Affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

f. Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. In the event of a termination of employment requiring the Company to make payments to Executive, any such payments shall be offset by amounts, if any, earned by Executive through other professional activities during the period commencing on such termination of employment and ending on the fifth anniversary of the Effective Date, provided however, that Executive shall not be required to seek alternate employment.

g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

h. Notice. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) upon delivery, if delivered personally to the Person or to an officer of the Person to whom the same is directed, (ii) on the next business day, if sent by a nationally recognized courier service (which provides proof of delivery), (iii) on the third business day, if sent by registered or certified mail (postage and charges prepaid), or (iv) on the next business day, if sent by registered or certified mail (postage and charges prepaid)), addressed as follows, or to such other address as such Person may from time to time specify by due notice in accordance with this Section 13(h):

If to the Company:

AZOFF MSG ENTERTAINMENT LLC

c/o Azoff Music Management LLC

1100 Glendon Avenue

Los Angeles, CA 90024

Attention:

With a copy to:

Entertainment Ventures, LLC

c/o MSG Holdings, L.P.

Two Penn Plaza

New York, NY 10121

Attention:	General Counsel

And a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	John P. Mead, Esq.

And a copy to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Los Angeles, CA 90067

Attention:	Harold A. Flegelman, Esq.

If to Executive:

Irving Azoff

1100 Glendon Avenue

Los Angeles, CA 90024

With a copy to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Los Angeles, CA 90067

Attention:	Harold A. Flegelman, Esq.

And a copy to:

Entertainment Ventures, LLC

c/o MSG Holdings, L.P.

Two Penn Plaza

New York, NY 10121

Attention:	General Counsel

i. Executive Representation; Company Acknowledgement.

(i) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(ii) Company and the Executive hereby acknowledge and agree that Executive’s management and operations of the businesses of the Company hereunder shall be subject in all events to, and conducted in accordance with, the terms and conditions of that certain Agreement, dated as of December 31, 2012 (as amended), by and among Executive, Live Nation Entertainment, Inc., Front Line Management Group, Inc., and the other parties named therein.

(iii) Executive hereby represents to the Company that he does not, directly or indirectly, own any assets or interests in or relating to, or conduct, any business that is, a Competitive Business other than (A) through the Company and (B) the Permitted Passive Rights. “Permitted Passive Rights” means passive movie participation rights, passive movie soundtrack royalties and passive royalties from music owned by the business known as Azoff Publishing, Inc., in all cases (i) acquired by Irving Azoff or one of his controlled Affiliates prior to August 1, 2013 and (ii) which do not, in any year, produce more than $150,000 of income in the aggregate.

j. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Affiliates regarding the terms and conditions of Executive’s employment with the Company.

k. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

m. Counterparts. This Agreement shall be executed using separate signature pages for each signatory, and may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by facsimile or electronic mail of an executed counterpart hereof shall have the same force and effect as delivery of an original executed counterpart hereof.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Executive and the Company have duly executed this Agreement as of the day and year first above written.

IRVING AZOFF

AZOFF MSG ENTERTAINMENT LLC

By:
Name:
Title:

[Signature Page to Employment Agreement]

EXHIBIT E

LIMITED LIABILITY COMPANY AGREEMENT

AZOFF MSG ENTERTAINMENT LLC

Dated as of             , 2013

BETWEEN

ENTERTAINMENT VENTURES, LLC

AND

AZOFF MUSIC MANAGEMENT LLC

TABLE OF CONTENTS

		Page

ARTICLE 1
The Company

Section 1.1	Formation	1
Section 1.2	Name	2
Section 1.3	Organizational Contributions and Actions	2
Section 1.4	Registered Office; Chief Executive Office	2
Section 1.5	Purpose; Duration	2
Section 1.6	Liability of the Members Generally	3

ARTICLE 2
Management and Operations of the Company

Section 2.1	Management of the Company’s Affairs	3
Section 2.2	Corporate Services	3
Section 2.3	Officers	3
Section 2.4	Credit Facility	4
Section 2.5	Approval Rights of Members	4
Section 2.6	Member Loans	6

ARTICLE 3
Capital

Section 3.1	Capital Requirements; Capital Contributions	7

ARTICLE 4
Distributions and Allocations

Section 4.1	Capital Accounts	7
Section 4.2	Book Allocation of Net Income and Net Loss	8
Section 4.3	Tax Allocations	9
Section 4.4	Distributions	10
Section 4.5	No Interest; No Return of Capital	11

ARTICLE 5
Accounting and Taxation

Section 5.1	Fiscal Year	11
Section 5.2	Maintenance of Books and Records	11
Section 5.3	Access to Books of Account	11
Section 5.4	Financial Statements	11
Section 5.5	Taxation	12
Section 5.6	Tax Matters Member	13

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EXHIBITS

Exhibit A – Certain Definitions

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LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”), dated as of             , 2013, is between Entertainment Ventures, LLC, a Delaware limited liability company (“MSG Member”), and Azoff Music Management, LLC, a Delaware limited liability company (“Azoff Member”). Capitalized terms used but not defined elsewhere herein shall have the meanings assigned to them in Exhibit A.

WHEREAS, MSG Member and MSG Holdings L.P. (“MSG” and, together with MSG Member, the “MSG Parties”); and Azoff Member are parties to a Formation, Contribution and Investment Agreement, dated as of August 30, 2013 (as the same may be amended from time to time, the “Formation Agreement”);

WHEREAS, on the terms and conditions set forth in the Formation Agreement, Azoff Member shall contribute or cause to be contributed, transferred, assigned and delivered to the Company assets and liabilities of the “Contributed Business” (as such term is defined in the Formation Agreement), in exchange for the issuance to Azoff Member of a 100% membership interest in the Company, and the assumption by the Company of the Assumed Liabilities (as defined in the Formation Agreement);

WHEREAS, pursuant to the Formation Agreement, MSG will acquire from Azoff Member 50% of the membership interests in the Company;

WHEREAS, the Members desire to enter into this Agreement, which shall constitute the limited liability company agreement of the Members under the Act, for the purpose of setting forth the agreements of the Members as to the affairs of the Company and the conduct of its business;

NOW THEREFORE, in consideration of the premises and other covenants and conditions contained herein, the parties agree as follows:

ARTICLE 1

The Company

Section 1.1 Formation.

(a) A certificate of formation of the Company was filed in the office of the Secretary of State of the State of Delaware on August 16, 2013.

(b) Azoff Member is admitted as a Member of the Company effective upon the contribution of the Contributed Business and MSG Member is admitted as a Member of the Company effective upon its purchase of a Company Interest from Azoff Member under the Formation Agreement.

(c) As of the date of this Agreement, after giving effect to the transactions described in Section 1.3, Azoff Member shall have a Percentage Share equal to 50.0%, and MSG Member shall have a Percentage Share equal to 50.0%.

Section 1.2 Name.

(a) The name of the Company shall be “Azoff MSG Entertainment LLC” or such other name as may be determined by Manager from time to time.

(b) MSG Member hereby licenses the trademark “MSG” (the “MSG Mark”) to the Company on a gratis basis solely for use in the corporate name of the Company (i.e., Azoff MSG Entertainment LLC) and for no stand-alone or other purposes. Such license may be terminated at any time by MSG Member on 60 days written notice whereupon the Company will as promptly as practicable remove “MSG” from its corporate name and all ancillary materials (e.g., stationary and business cards). The Company shall not file or prosecute trademark or other intellectual property rights applications for, or maintain resulting registrations with, the U.S. Patent and Trademark Office (or similar authority in foreign jurisdictions) containing the MSG Mark or name. In furtherance of the foregoing, so long as the Company name contains the MSG Mark, the Company shall not utilize its corporate name as a consumer facing brand name or advertise or market any of its products or services using its corporate name. The Company acknowledges and agrees that MSG Member maintains full ownership in the MSG Mark for all purposes.

Section 1.3 Organizational Contributions and Actions. Concurrently with the execution and delivery of this Agreement, the following actions are taking place pursuant to the Formation Agreement:

(a) Azoff Member is contributing to the Company all of the Contributed Business. The Members agree that the Contributed Business has an Agreed Value of Two Hundred Fifty Million Dollars ($250,000,000).

(b) The Company is issuing to Azoff Member a 100% Company Interest in the Company in exchange for the Contributed Business.

(c) MSG Member is acquiring a 50% Company Interest in the Company from Azoff Member in exchange for a cash payment of One Hundred Twenty-Five Million Dollars ($125,000,000).

Section 1.4 Registered Office; Chief Executive Office. The Company shall maintain a registered office and registered agent in Delaware to the extent required by the Act, which office and agent shall be as determined by Manager from time to time. Initially (and until otherwise determined by Manager), the registered office in Delaware, and the name and address of the Company’s registered agent in Delaware, shall be as specified in the certificate of formation of the Company as originally filed. The chief executive office of the Company shall be located at such place as shall be determined by Manager from time to time.

Section 1.5 Purpose; Duration.

(a) The purpose of the Company is to engage in any business or activity for which a limited liability company may be formed under the Act. The Company shall have all the powers necessary or convenient to accomplish the purposes of the Company or consistent with the furtherance thereof.

(b) Subject to Section 8.1, the Company shall have perpetual existence.

Section 1.6 Liability of the Members Generally. Except as otherwise expressly provided in this Agreement or the Act, no Member (or former Member) shall be obligated to make any contribution of capital to the Company or have any liability for the debts and obligations of the Company. This Section 1.6 is in furtherance of, and not in limitation of, Section 18-303(a) of the Act.

ARTICLE 2

Management and Operations of the Company

Section 2.1 Management of the Company’s Affairs. Except to the extent otherwise provided in Section 2.5 of this Agreement, Manager shall have full, complete and exclusive authority, power and discretion to (i) manage and control the business, property and affairs of the Company, (ii) make all decisions regarding those matters, (iii) supervise, direct and control the actions of the Officers of the Company, and (iv) perform any and all other actions customary or incident to the management of the Company’s business, property and affairs. Manager shall use commercially reasonable efforts to pursue the development of the businesses of the Company, including the Contributed Business. In addition to any other approvals required under the Act or this Agreement, material matters outside the ordinary course of business shall be brought to Manager for approval. Except as otherwise provided in this Agreement, no Member, by virtue of its status a Member, shall have any actual or apparent authority to enter into Contracts on behalf of, or otherwise to bind, the Company.

Section 2.2 Corporate Services. MSG Member shall cause MSG and its Controlled Affiliates to provide to the Company, and Azoff Member shall cause its Affiliates to provide to the Company, such corporate services as the Company may require and MSG Member and Azoff Member shall agree. Neither MSG Member nor Azoff Member shall be compensated for such services provided to the Company; provided however, that each of MSG Member and Azoff Member shall be entitled to be reimbursed by the Company for any and all direct, third-party, out-of-pocket costs and expenses (excluding corporate overhead) and other mutually agreed incremental expenses incurred by it in providing such services.

Section 2.3 Officers.

(a) Manager may from time to time appoint officers of the Company (the “Officers”). The Officers shall have such titles and authority as Manager shall determine from time to time. Each Officer shall perform such duties and exercise such other powers as are commonly incident to a similarly titled officer of a corporation; provided, that each Officer shall be subject to the control of Manager and the authority and responsibilities of each Officer shall be subject to the limitations, if any, imposed by any agreement between the Company and such Officer or any determination by Manager.

(b) Azoff shall serve as the initial Chairman and Chief Executive Officer and as the initial Manager, and shall manage the day-to-day business and affairs of the Company pursuant and subject to this Agreement and that certain Employment Agreement, effective as of the effective date hereof, between Azoff and the Company (the “Azoff Employment Agreement”). If at any time Azoff ceases to be the Chairman and Chief Executive Officer of the Company (including through the termination of his Employment Agreement), the Manager shall be Dolan or a Person designated by Dolan.

(c) The other Officers may (without limitation) include a Chief Financial Officer and one or more Vice Presidents, a Secretary, a Treasurer and one or more Assistant Secretaries and Assistant Treasurers.

(d) The Officers shall be appointed at such time and for such term as Manager shall determine. Any Officer may be removed, with or without cause, only by Manager. Vacancies in any office may be filled only by Manager.

Section 2.4 Credit Facility. As of the date hereof, Newco and MSG Member have entered into a Credit Facility, in substantially the form of Exhibit F to the Formation Agreement, pursuant to which MSG Member shall make available to Newco a revolving line of credit on the terms and conditions set forth therein.

Section 2.5 Approval Rights of Members.

(a) For the purposes of this Agreement, (i) Azoff Member hereby designates Azoff (the “Azoff Member Designee”) as the initial Azoff Member Designee having the sole and exclusive right, power and authority to act on behalf of, and to bind, Azoff Member in Azoff Member’s capacity as a Member; and (ii) MSG Member hereby designates Dolan (the “MSG Member Designee”) as the initial MSG Member Designee having the sole and exclusive right, power and authority to act on behalf of, and to bind, MSG Member in MSG Member’s capacity as a Member. Neither Member shall have the right to remove or replace the other Member’s Designee, except to the extent permitted pursuant to Article 6. Any change by a Member in its Designee shall be set forth in a written notice provided to the other Member.

(b) Neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written approval of the MSG Member Designee (acting on behalf of MSG Member) and the Azoff Member Designee (acting on behalf of Azoff Member):

(i) to draw upon the Credit Facility, if following such draw, the aggregate principal amount of borrowings under the Credit Facility then outstanding would exceed Twenty-Five Million Dollars ($25,000,000); it being agreed that, for the avoidance of doubt, the Company may draw upon the Credit Facility (without the prior approval of the MSG Member Designee (acting on behalf of MSG Member)) if following such draw, the aggregate principal amount of borrowings under the Credit Facility then outstanding would not exceed Twenty-Five Million Dollars ($25,000,000);

(ii) to award a bonus to Azoff under the Azoff Employment Agreement;

(iii) to acquire or redeem any Interest or Indebtedness, or to alter a Member’s interest in distributions (a “Distribution”), profits, losses, or other items of income, gain, loss and deduction;

(iv) to issue any Interests or admit any Person as a Member except as a result of a Permitted Transfer;

(v) to merge or consolidate the Company or any of Company’s Subsidiaries with any Person;

(vi) to make an Acquisition that (A) is not a Nonrecourse Transaction, (B) would require borrowings under the Credit Facility and the aggregate principal amount of borrowings under the Credit Facility outstanding thereafter would exceed Twenty-Five Million Dollars ($25,000,000), or (C) following the Acquisition, the Company would have inadequate working capital for its remaining businesses, taking into account any remaining availability under the Credit Facility up to the first $25 million of borrowings;

(vii) to Dispose of all or substantially all of the assets of the Company or any of Company’s Subsidiaries;

(viii) to incur any Indebtedness, or to create any Security Liens upon the assets of the Company or any of Company’s Subsidiaries, other than (A) the Credit Facility, (B) a Nonrecourse Transaction, or (C) an advance from a Member permitted under Section 2.6;

(ix) to enter into, amend or grant any waiver under any Contract with a Related Person of a Member or any Contract with a Third Party that is related to a Contract between such Third Party and a Related Person of a Member or in which such a Related Person has a material interest, as well as any Contract in which any right can be triggered by a change in Control of the Company or a Subsidiary (but not a Membership Change in Control) or by a change in the senior management of the Company;

(x) to authorize or effect a Bankruptcy, dissolution, liquidation or winding up of the Company;

(xi) to make any change in any method of accounting (for both financial reporting or tax purposes) or accounting practice or policy other than those required by GAAP or to make any tax election or to take any action inconsistent with Section 5.5;

(xii) to amend the certificate of formation of the Company or this Agreement;

(xiii) to engage in any public offering of the securities of the Company or any of its Subsidiaries;

(xiv) to effectuate any change in Control of the Company (but not a Membership Change in Control);

(xv) to make Distributions of cash or property;

(xvi) to require or permit any Member to make a Capital Contribution, other than in accordance with Section 3.1; and

(xvii) to take any act which is inconsistent with the foregoing clauses (i) through (xvi).

(c) Neither Azoff Member nor any of its Affiliates shall consummate the Acquisition of, or undertake, any Relevant Business for its or their own account (and therefore not on behalf of the Company or any of its Subsidiaries) or have any interest therein (whether as agent, employee, consultant, advisor, creditor, lender, proprietor, partner, stockholder, officer, director, member or other type of principal) without complying with the provisions of Section 2.5(d); it being agreed that notwithstanding Section 8(a)(i) of the Employment Agreement, Azoff Member and/or its Affiliates shall have the right to consummate such Acquisition or undertaking on the terms and conditions set forth in Section 2.5(d).

(d) If (i) Azoff Member proposes that the Company consummate an Acquisition of, or undertake, a business that is not a Relevant Business and (A) is not a Nonrecourse Transaction, (B) would require borrowings under the Credit Facility and the aggregate principal amount of borrowings under the Credit Facility outstanding thereafter would exceed Twenty-Five Million Dollars ($25,000,000), or (C) following the Acquisition, the Company would have inadequate working capital for its remaining businesses, taking into account any remaining availability under the Credit Facility up to the first $25 million of borrowings, and (ii) the MSG Member Designee (acting on behalf of MSG Member) does not approve such proposal within thirty (30) days after receiving all relevant financial and other information reasonably requested by MSG Member, then, subject to the Azoff Employment Agreement, Azoff Member or any of its Affiliates shall thereupon have the right to consummate such Acquisition, or undertaking, for its or their own account (and therefore not on behalf of the Company or any of its Subsidiaries), on terms no less favorable to Azoff Member or any of its Affiliates than those presented to MSG Member, free and clear of any and all claims whatsoever of the Company, MSG Member and any of their Affiliates. Notwithstanding the foregoing, and for the avoidance of doubt, the parties agree that neither Azoff Member nor any of its Affiliates shall be required to present to the Company or to MSG Member any transaction that does not involve a Relevant Business.

(e) Prior to entering into any transaction that would involve the Company or any of its Subsidiaries making any Acquisition or undertaking, Manager shall provide MSG Member 20 days prior written notice thereof. If MSG Member advises Manager that it believes such transaction would cause MSG Member or any of its Affiliates to be in violation of (i) any Law, (ii) any rule or regulation of any professional sports league to which MSG Member or any of its Affiliates is subject, or (iii) any contract to which MSG or its Affiliates is a party, and provides Manager with a reasonably detailed statement of the basis for its belief, the Company shall not enter into such transaction.

Section 2.6 Member Loans. Either Member shall have the right to advance funds to the Company, on commercially reasonable terms and conditions, but only to the extent necessary to fund current operating expenses of the Company; provided however, that no Member may make a loan under this Section 2.6 unless both Members shall have been provided the opportunity to make such advances on a pro rata basis and on the same terms and conditions.

ARTICLE 3

Capital

Section 3.1 Capital Requirements; Capital Contributions.

(a) In the event that the Members determine that the Company requires funding in addition to internally generated cash and any Capital Contributions from Members previously specifically agreed to be funded by the Members, they will first consider raising such funds through loans from Third Parties. If loans from Third Parties are not available, the Members shall consider raising funding from the Members by providing all Members with the right to make voluntary, pro rata Capital Contributions, with no such Capital Contribution to be made unless all Members agree to fund on a pro rata basis.

(b) No Member shall be obligated to make Capital Contributions to the Company, other than Capital Contributions previously specifically agreed to be funded by the Members. In the event that a Capital Contribution is to be made to the Company, the Company shall give each Member written notice of such determination at least 10 days prior to the date for making such Capital Contribution, specifying the amount of the Capital Contribution and the date on which it is to be made.

ARTICLE 4

Distributions and Allocations

Section 4.1 Capital Accounts.

(a) A Capital Account shall be maintained for each Member in accordance with the rules of Treasury Regulations Sections 1.704-1(b)(2) (iv). The Capital Account of each Member shall be credited with: (i) the amount of any Capital Contribution made in cash by such Member; (ii) the Agreed Value (net of any liabilities the Company is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Member; (iii) allocations to such Member of Net Income pursuant to Section 4.2; and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. A Member’s Capital Account shall be debited with: (w) the amount of any cash distributed to such Member; (x) any property other than cash distributed to such Member; (y) allocations to such Member of Net Loss pursuant to Section 4.2; and (z) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code. Each Member’s Capital Account shall be adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of Company Property at Agreed Value upon the occurrence of any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i) or (ii) based upon the manner in which gain or loss upon a sale of all the assets of the Company for Agreed Value would be allocated. The Capital Accounts of the Members immediately following Section 1.3 hereof are as set forth on Schedule 4.1(a).

(b) In the event that any Company Interest is transferred in accordance with this Agreement, the transferee(s) of such Company Interest shall succeed to all of the transferor’s Capital Account. For purposes of Section 4.2, any allocations theretofore made to a transferring Member with respect to a transferred Company Interest shall be deemed to have been made to the transferee for purposes of making future allocations.

Section 4.2 Book Allocation of Net Income and Net Loss.

(a) Except as otherwise provided in Section 4.2(b) through (h), Net Income and Net Loss shall be allocated to the Members in proportion to their respective Percentage Shares.

(b) If there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain during such year (which share of such net decrease shall be determined under Treasury Regulation Section 1.704-2(g)(2)). It is intended that this Section 4.2(b) shall constitute a “minimum gain chargeback” described in Treasury Regulation Section 1.704-2.

(c) If there is a net decrease during a Company taxable year in the Minimum Gain Attributable to a Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(i)(3)), any Member with a share of Minimum Gain Attributable to such Member Nonrecourse Debt at the beginning of such year shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Minimum Gain Attributable to such Member Nonrecourse Debt (as determined under Treasury Regulation Section 1.704-2(g)(2)), during such year. It is intended that this Section 4.2(c) shall constitute a “minimum gain chargeback” described in Treasury Regulation Section 1.704-2(i)(4).

(d) Items of Company loss, deduction or Section 705(a)(2)(B) Expenditure that is attributable to a Member Nonrecourse Debt (“Member Nonrecourse Deductions”) shall be allocated among the Members who bear the Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Treasury Regulation Section 1.704-2(i)(l).

(e) The Nonrecourse Deductions for each taxable year of the Company shall be allocated among the Members in accordance with their respective Percentage Shares.

(f) In the event that any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or Distributions as quickly as possible. This provision is intended to be a “qualified income offset” described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and is to be interpreted in a manner consistent therewith.

(g) To the extent that an adjustment to the adjusted tax basis of any Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Company Property) or loss (if the adjustment decreases the basis of the Company Property), and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), as the case may be.

(h) In the event that any item of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure is allocated pursuant to Section 4.2(b) through (g), subsequent items of Company income, gain, loss, deduction or Section 705(a)(2)(B) Expenditure (as determined for purposes of computing Net Income or Net Loss) shall, to the extent consistent with Sections 4.2(b) through (g), be allocated between the Members so as to eliminate as quickly as possible on a proportionate basis, with respect to each Member, any disparity between (i) the sum of (x) such Member’s Capital Account balance and (y) such Member’s share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debts determined in accordance with Treasury Regulation Section 1.704-2(g) and (i)(5) and (ii) the Capital Account which such Member would have had if all Company Minimum Gain and Minimum Gain Attributable to any Member Nonrecourse Debt had been realized and all allocations of Net Income and Net Loss had been made pursuant to Section 4.2(a) (without giving effect to the reference therein to Section 4.2(b) through (h)).

(i) In the event that the Percentage Shares of the Members shall change pursuant to the terms of this Agreement, there shall be an interim closing of the books of the Company as of the close of the day of such change (the “Interest Change Date”). The Net Income or Net Loss of the Company for the period ending on the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Shares in effect prior to the Interest Change Date. The Net Income or Net Loss of the Company for any period commencing after the Interest Change Date shall be allocated to the Members in accordance with their respective Percentage Shares in effect after the Interest Change Date. Notwithstanding the foregoing, if the Interest Change Date is not the last day of a month, Net Income or Net Loss of the Company for the month in which the Interest Change Date occurs shall be prorated on a daily basis between the portion of the month ending on the Interest Change Date and the remainder of such month.

Section 4.3 Tax Allocations.

(a) For income tax purposes all items of income, gain, loss, deduction and credit shall be allocated among the Members in the manner set forth in Section 4.2; provided, that: (i) all items of income, gain, loss and deduction with respect to any property contributed to the Company by a Member (or revalued pursuant to the last sentence of Section 4.1(a)) shall be allocated for income tax purposes so as to take into account any variation between the adjusted tax basis of such property and its Agreed Value at the time of contribution (or the event requiring revaluation) in accordance with Section 704(c) of the Code (and Treasury Regulation Section 1.704-l(b)(2)(iv)(f)). The Members intend that Section 704(c) be applied in a manner such that MSG Member is allocated any depreciation and amortization deductions that are attributable to its purchased tax basis in the assets it is deemed to have purchased pursuant to Section 8.5 of the Formation Agreement. To achieve such allocation, the Company may use: i) curative allocations as provided by Section 1.704-3(c) of the Treasury Regulations; or ii) remedial allocations as provided by Section 1.704-3(d) of the Treasury Regulations, as determined by the Tax Matters Member. Creditable foreign taxes shall be allocated in accordance with Treasury Regulation§ 1.704-l(b)(4)(viii). Any increase (or decrease) in taxable income or loss resulting from adjustments to the basis of the assets of the Company made pursuant to Section 743 of the Code shall be taken into account by the Member or Members to which such adjustment is attributable.

(b) In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 4, the Tax Matters Member is hereby authorized to make new allocations in reliance on the Code and such Treasury Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member; provided, that the Tax Matters Member shall further make such other offsetting allocations of items of income, gain, loss, deduction or credit, to the extent permitted under the Code and Treasury Regulations, as may be required such that, considered together with such new allocations, resulting overall allocations of Net Income and Net Loss hereunder shall, to the greatest extent possible, be made in accordance with Section 4.2(a).

(c) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in Net Income shall be such Member’s Percentage Share.

(d) If the Internal Revenue Service makes any adjustment pursuant to Section 482 of the Code with respect to any transaction between a Member (or an Affiliate of a Member) and the Company, Net Income and Net Loss shall nonetheless be determined on the basis of the terms of the transaction as agreed by the parties, and appropriate allocations shall be made for tax purposes to reflect the economic arrangement between the parties.

Section 4.4 Distributions.

(a) Any Distribution shall be made only to all Members simultaneously in accordance with their respective Percentage Shares at the time thereof.

(b) The Company shall, to the extent required by applicable Law, withhold Taxes from Distributions made to any Member or pay Taxes on behalf of any Member pursuant to Section 1446 of the Code or any similar provision of federal, state, local, or foreign Law. Any Taxes so withheld or paid by the Company shall be deemed to have been distributed to such Member or, to the extent that any such Tax is not withheld from a Distribution, such Member shall promptly reimburse the Company therefor.

Section 4.5 No Interest; No Return of Capital. No interest shall be payable on the Capital Contributions, or in respect of the Capital Accounts, of the Members. Except as expressly set forth herein, no Member shall have the right to require that any portion of its Capital Contributions or Capital Account be returned or otherwise paid over to it.

ARTICLE 5

Accounting and Taxation

Section 5.1 Fiscal Year. The books and records of the Company shall be kept on a GAAP basis and the fiscal year of the Company shall be the 12 month period ending on June 30 of each year, unless Manager otherwise determines in its sole discretion.

Section 5.2 Maintenance of Books and Records. At all times during the continuance of the Company, the Company shall keep or cause to be kept, at the chief executive office of the Company, full and complete books of account. The books of account shall be maintained in a manner that provides sufficient assurance that:

(a) transactions of the Company are executed in accordance with the general or specific authorization consistent with the provisions of this Agreement; and

(b) transactions of the Company are recorded in such form and manner as will: (i) permit preparation of federal, state and local income and franchise Tax returns and information returns in accordance with this Agreement and as required by Law; and (ii) permit preparation of the Company’s financial statements in accordance with GAAP and compliance with all applicable securities and other laws.

Section 5.3 Access to Books of Account. Members shall have a right of access to all of the books, records, facilities, officers and employees of the Company.

Section 5.4 Financial Statements.

(a) As soon as practicable, but in any event by no later than 60 days after the end of each fiscal year of the Company, the Officers of the Company shall prepare and deliver to each Member an audited consolidated balance sheet for the Company and an audited consolidated statement of operations and statement of each Member’s Capital Account as at the end of, and for, such fiscal year, prepared in accordance with GAAP and accompanied by a report of the registered public accounting firm that serves as the independent auditor of MSG or such other registered public accounting form of nationally recognized standing approved by the Members.

(b) As soon as practicable, but in any event by no later than 25 days, after the end of each of the first three fiscal quarters of each fiscal year of the Company, the Officers of the Company shall prepare and deliver to each Member an unaudited consolidated balance sheet for the Company and unaudited consolidated statements of operations and a statement of each Member’s Capital as at the end of, and for, such fiscal quarter and for the entire current fiscal year through the end of such fiscal quarter.

(c) As soon as practical, but in any event no later than 20 days after the end of each month, the Officers of the Company shall cause to be prepared and delivered to each Member a monthly financial report on the Company’s businesses, in reasonable detail. The Officers of the Company shall also provide such other financial and other information as a Member may request from time to time.

(d) New or revised accounting and auditing principles, standards and practices shall be recommended to the Members for approval.

Section 5.5 Taxation.

(a) The Members intend that the Company shall be treated as a “partnership” for United States federal, state, local and foreign income and franchise Tax purposes and each Member agrees to take all reasonable actions, including the execution of such amendments of this Agreement and the execution or amendment of other documents, to enable the Company to qualify for and receive such treatment as a “partnership” for such purposes.

(b) Except as otherwise provided herein, all elections by the Company (and any Tax position that will have a material effect on a Member) for federal, state and local income and franchise Tax purposes shall be recommended to the Members for adoption. The Tax Matters Member (at the expense of the Company) shall prepare and file or cause to be prepared and filed all income Tax and other Tax returns required to be filed by the Company and the Tax Matters Member shall provide copies of any such income Tax returns to the other Members for their review and comment at least 15 days prior to filing.

(c) Notwithstanding Section 5.5(b), the Company shall file an election under Section 754 of the Code and in accordance with the applicable Regulations to cause the basis of the Company’s assets to be adjusted for Federal tax purposes as provided by Sections 734 or 743 of the Code.

(d) The Members agree that for Federal and applicable state and local income tax purposes, the transactions under the Formation Agreement pursuant to which MSG Member acquired a Company Interest from Azoff Member will be reported by the Members as a sale of an undivided 50% of the assets of the Contributed Business to MSG Member followed by the contribution of those assets to the capital of the Company by MSG Member and the simultaneous contribution to the capital of the Company by Azoff Member of its retained undivided 50% interest in the assets of the Contributed Business. The Members agree to file all applicable income tax returns consistent with the foregoing.

(e) The Company shall use commercially reasonable efforts to deliver to the Members for each fiscal year of the Company Internal Revenue Service Schedules K-1 prepared by the Company’s accountants and such other tax information with respect to such year as is necessary under applicable law for inclusion in the Members’ Federal and state income tax and other tax returns, which shall be provided concurrently to all Members following preparation thereof.

Section 5.6 Tax Matters Member.

(a) Subject to Section 5.5(b), the Tax Matters Member shall have all of the powers and authority of a Tax matters partner under the Code. The Tax Matters Member shall represent the Company (at the Company’s expense) in connection with all administrative and/or judicial proceedings by the Internal Revenue Service or any Taxing authority involving any Tax return of the Company, and may expend the Company’s funds for professional services and costs associated therewith. The Tax Matters Member shall provide to the Members prompt notice of any communication to or from or agreements with a federal, state or local authority regarding any return of the Company, including a summary of the provisions thereof. In consideration of the services performed by the Tax Matters Member, the Company shall pay to the Tax Matters Member fees commensurate with those commonly charged in the industry by arm’s-length parties, which amount shall not exceed the aggregate amount of costs and expenses incurred by the Tax Matters Member in the performance of its services for the Company unless approved in writing by all of the Members.

(b) Azoff Member shall be the Tax Matters Member as long as it does not resign from such position and Azoff Member is a Member and Azoff is the Manager. If Azoff Member resigns or is no longer a Member, or if Azoff is no longer the Manager or if the Company does not have a Tax Matters Member for any other reason, the Member designated by the Manager shall be the Tax Matters Member and shall serve at the pleasure of the Manager.

(c) The representation of the Company in any governmental Tax audit of the Company shall be undertaken at the Company’s expense. The Tax Matters Member shall not be required to take any action or incur any expenses for the prosecution of any administrative or judicial remedies in its capacity as Tax Matters Member unless the parties hereto agree on a method of sharing expenses incurred in connection with the prosecution of such remedies. As long as the Tax Matters Member is not grossly negligent and acts in good faith, the Company shall indemnify and hold harmless the Tax Matters Member from and against any and all liabilities incurred by the Tax Matters Member in connection with any activities or undertakings taken by it in its capacity as Tax Matters Member.

(d) The Members will furnish the Tax Matters Member with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code.

(e) If any Member intends to file a Notice of Inconsistent Treatment under Section 6222(b) of the Code, that Member will, at least ten (10) Business Days prior to the filing of that notice, notify the other Members of the intent and the manner in which the Member’s intended treatment of a Company item is (or may be) inconsistent with the treatment of that item by the other Members.

(f) The Tax Matters Member will not enter into any extension of the period of limitations for making assessments on behalf of any other Member without first securing the written consent of that Member.

(g) No Member will file, pursuant to Section 6227 of the Code, a request for administrative adjustment (a “Request for Administrative Adjustment”) of Company items for any Company Taxable year without first notifying all other Members. If all other Members agree with the requested adjustment, the Tax Matters Member will file the Request for Administrative Adjustment on behalf of the requesting Member. If unanimous consent is not obtained within thirty (30) days (or, if shorter, within the period required to timely file the Request for Administrative Adjustment), any Member, including the Tax Matters Member, may file a Request for Administrative Adjustment on its own behalf.

(h) The Tax Matters Member shall not, in its capacity as Tax Matters Member, file a petition under Sections 6226, 6228 or any other Sections of the Code with respect to any Company item, or other Tax matters involving the other Members, without the unanimous consent of all the Members. Any Member intending to file a petition under Sections 6226, 6228 or any other Sections of the Code with respect to any Company item, or other Tax matters involving the other Members, will notify the other Members of that intention and the nature of the contemplated proceeding. If any Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Section 5.6, that Member will notify the other Members of that intended action.

(i) The Tax Matters Member will not bind the other Members to a settlement agreement without obtaining the written concurrence of the other Members that would be bound by that agreement. Any other Member that enters into a settlement agreement with the Secretary of the Treasury with respect to any Company items, as defined by Section 6231(a)(3) of the Code, will notify the other Members of that settlement agreement and its terms within thirty (30) days from the date of settlement.

(j) The provisions of this Section 5.6 will survive the termination of this Agreement or the termination of any Member’s Company Interest and will remain binding on the Members for a period of time necessary to resolve any and all matters regarding the federal and, if applicable, state income Taxation of the Members. Each Member shall retain its records with respect to each fiscal year until the expiration of the period within which additional federal or state income Tax may be assessed for such year.

ARTICLE 6

Restrictions on Disposition of Company Interests

Section 6.1 Limitations on Disposition of Company Interests. Except for Permitted Dispositions, the Members will not Dispose of all or any part of their Company Interest without obtaining the prior written consent of the other Member, which consent may be given or withheld in the sole and absolute discretion of such other Member. For purposes of this Article 6, any Membership Change in Control shall be deemed a Disposition of such Member’s Company Interest. For purposes of Article 6, all Company Interests held by a Member and its Affiliates shall be aggregated, and such Article shall apply to all such Company Interests as if they were held by MSG Member or Azoff Member, as applicable.

Section 6.2 Certain Rights to Dispose of Company Interests.

(a) For a period of ninety (90) days following each and every five-year anniversary of the effective date hereof, each Member will have the right to exercise the buy-sell rights procedure set forth in Section 6.3.

(b) If (i) Azoff’s employment under the Azoff Employment Agreement is terminated by the Company with Cause or by Azoff without Good Reason, or (ii) Azoff’s employment under the Azoff Employment Agreement is terminated by reason of Azoff’s death or Disability, (iii) Azoff is no longer the Azoff Member Designee for any reason other than the events described in Section 6.2(c)(i), or (iv) Azoff Member materially breaches any provision of this Agreement, which breach is not cured within thirty (30) days of MSG Member’s notice thereof to Azoff Member, then MSG Member shall have the right, for a period of ninety (90) days after such event, to exercise the buy-sell rights set forth in Section 6.3.

(c) If (i) Azoff terminates his employment under the Azoff Employment Agreement with Good Reason or (ii) Azoff’s employment under the Azoff Employment Agreement is terminated by reason of Azoff’s death or Disability, then Azoff Member shall have the right, for a period of ninety (90) days after such event, to exercise the buy-sell rights set forth in Section 6.3.

Section 6.3 Buy-Sell Rights.

(a) The Member having the right to exercise the buy-sell rights herein is referred to as the “Initiating Member” and the other Member is referred to as the “Responding Member.”

(b) If an Initiating Member wishes to exercise its buy-sell right, such Member shall deliver timely to the Responding Member written notice (the “Buy-Sell Offer Notice”) of such election, which notice shall include (i) a description of the circumstances that triggered the buy-sell right, and (ii) the purchase price (which shall be payable exclusively in cash (unless otherwise agreed by both Members)) at which the Initiating Member would be ready, willing and able to sell all, but not less than all, of its Company Interest (and any Company Interest held by any Permitted Transferees of the Initiating Member) to the Responding Member (the “Buy-Sell Price”).

(c) Within thirty (30) days after delivery of the Buy-Sell Offer Notice pursuant to Section 6.3(b) (the “Buy-Sell Election Date”), the Responding Member shall deliver to the Initiating Member a written notice (the “Response Notice”) stating whether the Responding Member elects to (i) sell all, but not less than all, of its Company Interest (and any Company Interest held by any Permitted Transferees of the Responding Member) to the Initiating Member for the Buy-Sell Price, or (ii) purchase all, but not less than all, of the Initiating Member’s Company Interest (and any Company Interest held by any Permitted Transferee of the Initiating Member) for the Buy-Sell Price. The failure of the Responding Member to deliver the Response Notice by the Buy-Sell Election Date shall be deemed to be an election by the Responding Member to sell all, but not less than all, of its Company Interest (and any Company Interest held by any Permitted Transferees of the Responding Member) to the Initiating Member at the Buy-Sell Price.

(d) The closing of any purchase and sale of a Company Interest pursuant to this Section 6.3 shall take place not later than thirty (30) days after the Response Notice is delivered pursuant to Section 6.3(c), or such other date as may be mutually agreed upon by the Members. The Buy-Sell Price shall be paid at a closing by wire transfer of immediately available funds to an account designated in writing by the selling Member (the “Selling Member”). At such closing, the Selling Member shall deliver (and cause each of its Permitted Transferees to deliver) to the purchasing Member (the “Purchasing Member”) good and marketable title to its Company Interest, free and clear of all Security Liens, other than Permitted Encumbrances. Each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Member’s Company Interest by the Purchasing Member and to obtain all required regulatory or other approvals, and the Buy-Sell closing shall be delayed until all such required approvals have been obtained.

(e) If a Buy-Sell transaction covers Company Interests owned by the Permitted Transferees of a Member, such Member shall cause those Permitted Transferees to sell their Company Interests in accordance with this Section 6.3.

(f) Upon the closing of any Buy-Sell transaction, the Buyer shall repay or cause to be repaid all borrowings under the Credit Facility and the closing of any such Buy-Sell transaction will be conditioned on such repayment. The Credit Facility will terminate upon the closing of such Buy-Sell transaction.

Section 6.4 Additional Provisions Relating to Permitted Dispositions.

(a) Each Member shall, to the extent reasonably requested from time to time by the other Member, cooperate and cause its Affiliates to cooperate (and, together with the requesting Member, cause the Company and the Company’s Subsidiaries to cooperate) with the requesting Member promptly to (and, in the case of a Member, to cause the Company to) make all filings, give all notices and seek to secure all consents, approvals and waivers (including all Governmental Actions/Filings) that may be reasonably required in order to consummate, or otherwise in connection with, a proposed Permitted Disposition.

(b) Unless and to the extent waived by the non-transferring Member in its discretion, the transferee in a Permitted Disposition shall deliver to the non-transferring Member an agreement, in form and substance reasonably satisfactory to the non-transferring Member, by which such transferee shall: (i) agree, for the benefit of the non-transferring Member (and its Successors), to become a party to and be bound by this Agreement as a “Member” (with the same effect as if the transferee had initially been named herein as the Member making the transfer); (ii) assume and agree to perform when due all of the obligations of the transferring Member under this Agreement; and (iii) make appropriate representations regarding compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder as they apply to the Permitted Disposition and such other representations as are reasonable and customary in such a transaction.

Section 6.5 Effect of Permitted Dispositions.

(a) Upon consummation of any Permitted Disposition:

(i) unless already a Member, the transferee shall be admitted as a Member in the Company and be deemed to be a party to this Agreement as a “Member” (with the same effect as if the transferee had initially been named herein as the Member making the transfer) and succeed to the applicable portion of the Company Interest (including the applicable portion of the Percentage Share) at the time of the transferring Member;

(ii) the transferred Company Interest shall continue to be subject to all the provisions of this Agreement, including the remainder of this Article 6;

(iii) the Capital Account (whether positive or negative) of the transferring Member (in proportion to the portion of its Percentage Share transferred) shall be transferred to the name of such transferee Member at the close of business on the effective date of such Permitted Disposition; and

(iv) if the transferring Member has transferred its entire Company Interest, subject to Sections 6.5(b) and 10.8, the transferring Member shall cease to be a Member (and accordingly, except as expressly otherwise provided in Section 6.5(b) or 10.8, shall cease to be responsible for the performance of any of the obligations of a Member under this Agreement).

(b) No Permitted Disposition (and no resulting withdrawal of the transferring Member from the Company) shall:

(i) relieve the transferring Member of any of the liabilities or obligations of the transferring Member under this Agreement required to have been paid or performed prior to the consummation of such Permitted Disposition (or of any liability it may have arising out of any breach, misrepresentation, violation or default by the transferring Member prior to such consummation);

(ii) result in the termination of, or relieve the transferring Member (or any of its Affiliates) of, or otherwise affect, any of the liabilities or obligations of the transferring Member or its Affiliates under, any agreement between the Company and any Member or any of its Affiliates (each such agreement to continue in effect in accordance with its terms); or

(iii) dissolve the Company.

Section 6.6 Effect of Prohibited Dispositions. No actual or purported Disposition of any Company Interest of a Member (or any portion thereof), or of any other right or interest of a Member under this Agreement, whether voluntary or involuntary, in violation of any provision of this Agreement shall be valid or effective.

ARTICLE 7

Confidentiality; Public Announcements

Section 7.1 Confidentiality. From and after the date of this Agreement, each Member shall, and shall cause its Affiliates to, maintain the confidentiality of, and shall not use for the benefit of themselves or others, any confidential information concerning the Company or its business (the “Confidential Information”); provided, however, that this Section 7.1 shall not restrict: (a) any disclosure by a Member or Affiliate thereof of any Confidential Information required or advisable to be disclosed by applicable Law or any securities exchange requirements (but only such portion of the Confidential Information that it is legally required or advisable to disclose), but if permitted by applicable Law, such Member or Affiliate shall give the Company prompt notice and a reasonable opportunity to contest such disclosure or seek an appropriate protective order; (b) any disclosure on a confidential basis to the attorneys and accountants of such Member or Affiliate; and (c) any disclosure of information that: (i) is publicly available as of the date of this Agreement; (ii) after the date of this Agreement, becomes publicly available through no fault of the disclosing party; or (iii) is received by such Member or Affiliate from a third party not, to the knowledge of such Member of Affiliate, subject to any obligation of confidentiality with respect to such information.

Section 7.2 Public Announcements. No party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, that a party may, without the prior consent of the other parties, make such press release or public announcement as may be required by Law if it has used all reasonable efforts to consult with the other parties and to obtain such parties’ consent but has been unable to do so in a timely manner.

ARTICLE 8

Dissolution and Winding-Up of the Company

Section 8.1 Dissolution. The Company shall be liquidated and dissolved and its affairs wound up in the manner hereinafter provided only upon the happening of any of the following events:

(i) the happening of any event that triggers a liquidation of the Company under the Act that cannot be waived by the Members;

(ii) there being no members of the Company;

(iii) the determination of the Members by unanimous consent to liquidate the Company; or

(iv) the sale of substantially all of the Company’s assets.

Section 8.2 Winding-Up Procedures. If a dissolution of the Company pursuant to Section 8.1 occurs, subject to the exercise by the Members of any rights they might have under the terms and conditions of this Agreement or the Act, Manager shall proceed as promptly as practicable to wind up the affairs of the Company in an orderly and businesslike manner and distribute the assets thereof, within the time required by Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) (or any successor thereto) if applicable. A final accounting shall be made by the Members. As part of the winding up of the affairs of the Company, the following steps will be taken:

(a) The assets of the Company shall be sold (and the Capital Accounts of each Member adjusted in accordance with Section 4.1 to take into account the Net Income or Net Loss on such sale or sales) except to the extent that, with the approval of Manager in its sole discretion, some or all of the assets of the Company are retained by the Company for distribution to the Members as hereinafter provided. The Capital Account for each Member shall be adjusted in accordance with Section 4.1 as if the Company sold such retained assets for their Agreed Values and the Net Income or Net Loss from such sale were allocated in accordance with Section 4.2. Any asset retained for distribution in accordance herewith shall be distributed at its Agreed Value (net of liabilities that the distributee Member is considered to assume or take subject to under Section 752 of the Code).

(b) The Company shall comply with Section 18-804(b) of the Act.

(c) Distributions of the assets of the Company after a dissolution of the Company shall be conducted as follows:

(i) to creditors, including Members and Officers who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for Distributions to Members and former Members under Section 18-601 of the Act;

(ii) to Members and former Members in satisfaction of other liabilities (if any) for Distributions under Section 18-601 of the Act; and

(iii) thereafter, to the Members in proportion to their Percentage Share.

Section 8.3 Distribution of Assets to Members Upon Winding-Up. In the event that Manager proposes to distribute Company Property to the Members in connection with the winding up of the Company, the value of the Company Property shall be determined in good faith by Manager.

Section 8.4 Deficit Capital Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account upon dissolution or liquidation of the Company.

ARTICLE 9

Liability of Members and Company Officials; Indemnification

Section 9.1 Liability of Members and Company Officials.

(a) Each Member, in its capacity as such, may act (or refrain from acting), solely according to the interests (or the perceived interests) of such Member and none of the foregoing shall be deemed to breach any duty that, pursuant to this Agreement or applicable Law, such Member otherwise would be deemed to have to the Company or the other Member. A Member Designee, in his or her capacity as such, may act (or refrain from acting) solely according to the interests of instructions of the Member that designated such Member Designee and none of the foregoing shall be deemed to breach any duty that pursuant to this Agreement or applicable Law that such Member Designee would otherwise be deemed to have to the Company or any Member. The Member Designee shall not owe any duty to the Company or the Members. All acts and omissions of the Member Designee in such capacity shall be imputed to the Member that designated such Member Designee, provided that in such context such Member shall have the benefit of the protections afforded to the Member Designee and the Member pursuant to this Section 9.1.

(b) To the fullest extent permitted by applicable Law, this Agreement is not intended to, and does not, create or impose any fiduciary duties on the Members or their Affiliates or Member Designees, which duties are hereby waived and eliminated.

Section 9.2 Indemnification. The Company shall have the power and authority to indemnify and hold harmless any Person made, or threatened to be made, a party to an action or proceeding, whether civil, criminal or investigative (a “Proceeding”), including an action by or in the right of the Company, by reason of the fact that such Person was or is a Member, a Tax Matters Member, Member Designee or Officer of the Company, an Affiliate of a Member, a Tax Matters Member, Member Designee or Officer of the Company, or an officer, director, shareholder, partner, member, employee, manager or agent of any of the foregoing (each such Person, an “Indemnified Person”), against all judgments, fines, amounts paid in settlement and reasonable expenses (including expert witness fees, accounting fees, attorneys’ fees, investigation costs and costs of discovery) incurred as a result of such Proceeding, or any appeal therein (and including indemnification against active or passive negligence, gross negligence or breach of duty), if such Person acted in good faith, for a purpose which the Person reasonably believed to be in, or not opposed to, the best interests of the Company, and in the case of a criminal Proceeding, in addition, such Person had no reasonable cause to believe that his, her or its conduct was unlawful; provided, that nothing contained herein shall permit any Person to be indemnified or held harmless if and to the extent that the liability sought to be indemnified or held harmless against results from (i) any act or omission of such Person that involved actual fraud or willful misconduct or (ii) any transaction from which such Person derived improper personal benefit. The termination of any such civil or criminal Proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such Person did not act in good faith or for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the Company or that he had reasonable cause to believe that his conduct was unlawful.

Section 9.3 Insurance for Article 9 Matters. The Company may purchase and maintain insurance, on behalf of the Officers and the Member Designees, Members and such other Persons as Manager shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

ARTICLE 10

Miscellaneous

Section 10.1 Waiver of Rights of Partition and Dissolution. Each of the Members hereby irrevocably waives all rights it may have at any time to maintain any action for dissolution of the Company, or division or sale of the Company Property, as now or hereafter permitted under the Act or any other applicable Law. Each Member hereby waives and renounces its rights to seek a court decree of dissolution or to seek the appointment of a court receiver for the Company as now or hereafter permitted under the Act or any other applicable law. Subject to provisions of Law that cannot be waived by the Members and to circumstances involving a breach of this Agreement by the other Member, each Member covenants that it will not (except with the consent of Manager) file a bill for Company accounting. Nothing in this Section 10.1 limits the right of either Member to institute or maintain an appropriate action to enforce or exercise any right expressly granted to it under this Agreement.

Section 10.2 Entire Agreement; No Third Party Beneficiary. This Agreement and the other Transaction Documents contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement, are merged in and are superseded and canceled by, this Agreement and the other Transaction Documents. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns), other than an Indemnitee under Article 9, any rights or remedies hereunder.

Section 10.3 Governing Law.

(A) THIS AGREEMENT AND ANY DISPUTES ARISING HEREUNDER OR CONTROVERSIES RELATED HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE THAT APPLY TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE ACT IS MANDATORILY APPLICABLE.

(B) ANY ACTION WITH RESPECT TO THIS AGREEMENT, ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS SITTING IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF SUCH PERSON’S PROPERTY, GENERALLY AND UNCONDITIONALLY, THE SOLE AND EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION IN ANY OF THE AFOREMENTIONED COURTS BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY RECOGNIZED OVERNIGHT DELIVERY SERVICE, TO SUCH PARTY AT SUCH PARTY’S ADDRESS REFERRED TO IN SECTION 10.5. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH SUCH PERSON MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY

WAIVES AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING ANYTHING IN THIS SECTION 10.3(B) TO THE CONTRARY, EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF JURY TRIAL. EACH PARTY HERETO, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO PURSUANT TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.4 Amendments and Waivers. This Agreement and the certificate of formation of the Company may be modified or amended only with the approval of all of the Members. Any Member may, only by an instrument in writing, waive compliance by any other Member with any term or provision hereof on the part of such other Member to be performed or complied with. No failure or delay of any Member in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any Member of a breach of any tern or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the Members hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 10.5 Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, or nationally recognized overnight delivery service, such as Federal Express, or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address set forth below or such other address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to the Company, to:

Azoff MSG Entertainment LLC

1100 Glendon Avenue

Los Angeles, CA 90024

with a copy to:

Madison Square Garden, L.P.

Two Penn Plaza

New York, NY 10121

Attention: General Counsel

And

Azoff Music Management LLC

1100 Glendon Avenue

Los Angeles, CA 90024

And

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Los Angeles, CA 90067

Attention: Harold A. Flegelman

If to MSG Member:

Entertainment Ventures, LLC

c/o MSG Holdings, L.P.

Two Penn Plaza

New York, NY 10121

Attention: General Counsel

And

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: John P. Mead

If to Azoff Member:

Azoff Music Management LLC

1100 Glendon Avenue

Los Angeles, CA 90024

with a copy to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Los Angeles, CA 90067

Attention: Harold A. Flegelman

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each party and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.6, provided that receipt of copies of such counterparts is confirmed.

Section 10.7 Acknowledgement. The Company, MSG Member, the MSG Member Designee, Azoff Member and the Azoff Member Designee, hereby acknowledge and agree that the exercise by Azoff, Azoff Member, and the Azoff Member Designee of their respective rights under this Agreement shall be subject to, and exercised in accordance with, in all events the terms and conditions of that certain Agreement, dated as of December 31, 2012 (as amended), by and among Azoff, Live Nation Entertainment, Inc., Front Line Management Group, Inc., and the other parties named therein.

Section 10.8 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns; provided, that, except in connection with Permitted Dispositions, no Member may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other Members and pursuant to Article 6. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 10.9 Headings. The section, article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 10.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits, and schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (iv) the word “or’’ shall not be exclusive; and (v) unless the context otherwise requires, any reference to “the parties hereto” or “the parties to this Agreement” shall mean MSG Member, on the one hand, and Azoff Member, on the other hand.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 10.11 Further Assurances.

(a) From time to time after the date of this Agreement, upon the reasonable request of MSG Member, Azoff Member shall, and shall cause its Affiliates to, execute and deliver or cause to be executed and delivered such further documents and take such further action as MSG Member may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement and to carry out the provisions of this Agreement.

(b) From time to time after the date of this Agreement, upon the reasonable request of Azoff Member, MSG Member shall, and shall cause its Affiliates to, execute and deliver or cause to be executed and delivered such further documents and take such further action as Azoff Member may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement and to carry out the provisions of this Agreement.

Section 10.12 Business Days. If any date provided for in this Agreement shall fall on a day that is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.

Section 10.13 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

[The next page is the signature page]

The parties have caused this Limited Liability Company Agreement to be executed as of the date first written above.

ENTERTAINMENT VENTURES, LLC

By:
Name:
Title:

AZOFF MUSIC MANAGEMENT LLC

By:
Name:
Title:

[Signature Page to Limited Liability Company Agreement]

EXHIBIT A

Certain Definitions

1. As used in the Agreement, the following terms have the following meanings (terms defined in the singular to include the plural and vice versa and references in this Exhibit A to sections constitute references to sections of the Agreement unless otherwise expressly indicated):

“Act” means the Delaware Limited Liability Company Act, 6 Del. C.§§ 18-101 et seq.

“Acquisition” means (i) any acquisition of assets of, or a majority of the equity interests in, or (ii) an investment made in, a Person, or division or line of business of a Person, not affiliated with the Company (or any subsequent investment made in a Person, division or line of business previously acquired in an Acquisition, or in which an investment was made in an Acquisition).

“Action” means any actual or threatened action (at law or in equity), suit, arbitration, hearing, review, inquiry, proceeding or investigation.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) add to such balance any amounts which such Member is obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Section 1.704-2(g)(l) and 1.704-2(i)(5); and (b) subtract from such balance the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreed Value” means: (a) with respect to all property hereafter transferred to the Company as a Capital Contribution, the fair market value of the property on the date that it is contributed to the Company as determined by Manager; and (b) with respect to all property distributed by the Company to a Member, the fair market value of the property on the date of distribution as determined by Manager; and (c) with respect to the revaluation of Company Property in accordance with this Agreement, the fair market value of such Company Property at the time of the event requiring such revaluation as determined by Manager.

“Azoff” means Irving Azoff.

“Bankruptcy” of a Person means (a) the institution of any proceedings under any federal or state Law for the relief of debtors, including the filing by or against that Person of a voluntary or involuntary case under the United States Bankruptcy Code, which proceedings, if involuntary, are not dismissed within sixty (60) days after their filing; (b) an assignment of the property of that Person for the benefit of creditors; (c) the appointment of a receiver, trustee or conservator of any substantial portion of the assets of that Person, which appointment, if obtained ex parte, is not dismissed within sixty (60) days thereafter; (d) the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the assets of that Person; (e) the failure by that Person generally to pay its debts as they become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by a bankruptcy court of competent jurisdiction; or (f) that Person’s admission in writing of its inability to pay its debts as they become due.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to close.

“Capital Account” means the capital account of a Member in the Company, calculated as set forth in Section 4.1(a).

“Capital Contributions” means the sum of the amount of cash and the Agreed Value of property contributed by a Member to the capital of the Company.

“Cause” has the meaning set forth in the Azoff Employment Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed under the Act pursuant to the Agreement.

“Company Interest” means, with respect to any particular Member, the entire limited liability company interest (as such term is defined in the Act) of such Member, including: (a) (x) such Member’s rights to share in the income, gain, loss, deductions and credits of, and the right to receive Distributions from, the Company, and (y) all other rights, benefits and privileges enjoyed by such Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including rights to vote, consent and approve or otherwise participate in the management of the Company.

“Company Minimum Gain” means, with respect to each Nonrecourse Liability of the Company, the amount of gain (of whatever character) that would be realized by the Company if it disposed of the Company Property subject to such liability in a taxable transaction in full satisfaction of such liability (and for no other consideration), and by then aggregating the amounts so computed. It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulation Section 1.704-2(d), including without limitation the requirement that if the book value of property (as determined for purposes of computing Net Income and Net Loss) subject to one or more Nonrecourse Liabilities differs from its adjusted Tax basis, Company Minimum Gain shall be determined with reference to such book value.

“Company Nonrecourse Liabilities” means nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the Economic Risk of Loss.

“Company Official” means: (a) an Officer; or (b) an individual serving, at the request of Manager, in another Person (x) in a similar capacity as that referred to in clause (a) or (y) as a director (or in a similar capacity), or as a trustee (or similar fiduciary capacity), with respect to such Person.

“Company Property” means all property, whether real or personal, tangible or intangible, owned by the Company (or treated as owned by the Company for federal income Tax purposes).

“Contract” means any written or oral agreement, arrangement or understanding, certificate, license, lease, purchase order, option, note, bond, guarantee, letter of credit, commitment, consulting agreement, arrangement, understanding, or Employee Benefit Agreement to which an Azoff Party, the Company or the Contributed Business is a party or which relate to the Contributed Business.

“Control” means, as to any Person, both (i) ownership of fifty-one percent (51%) or more of the outstanding voting securities or beneficial interests of such Person, and (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Controlled Affiliates” means (i) in the case of MSG Member, Affiliates of MSG Member that are Controlled, directly or indirectly, by The Madison Square Garden Company, Dolan or a Permitted Transferee Family Member of Dolan, or a Person that Controls, directly or indirectly, the Madison Square Garden arena, and (ii) in the case of Azoff Member, Affiliates of Azoff Member that are Controlled, directly or indirectly, by Azoff.

“Disability” has the meaning set forth in the Azoff Employment Agreement.

“Disposition” means: (a) any sale, assignment, alienation, gift, exchange, conveyance, transfer, pledge, hypothecation, granting of a security interest or other disposition or attempted disposition whatsoever, whether voluntary or involuntary; or (b) the coming into existence, whether voluntarily or involuntarily, of any Security Lien other than a Security Lien (as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced) for Taxes, assessments and governmental charges or levies, or any other Security Lien imposed or arising by operation of law for any liabilities or obligations, which Taxes, assessments, governmental charges or levies, or other liabilities or obligations, as the case may be, are either (w) not yet due and payable, (x) due but payable without penalty, (y) not overdue for a period of more than 30 days or (z) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained. For the avoidance of doubt, it is understood and agreed that a statutory conversion of a Person into another form of Person does not constitute a Disposition. The term “Dispose” means to make or consummate a “Disposition.”

“Distributable Cash” means such cash generated by the Company’s income from operations and other sources as determined by Manager in its sole discretion, reduced by amounts that Manager determines in its sole discretion to be retained by the Company to meet, satisfy or establish, or to be used for, expenses, reserves, debt and interest payments, capital expenditures, acquisitions, dispositions, contingencies, development of new businesses or other purposes.

“Dolan” means James L. Dolan.

“Economic Risk of Loss” with respect to any liability of the Company means the economic risk of loss borne by a Member with respect to such liability as determined under Treasury Regulation Section 1.752-2.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as applied by the Company from time to time.

“Good Reason” has the meaning set forth in the Azoff Employment Agreement.

“Governmental Action/Filing” means any authorization, consent, order, clearance (including expiration or termination of a specified waiting period), permit, license, waiver, approval or similar action of, or registration, declaration or other filing with, any Governmental Authority.

“Governmental Authority” means any governmental or quasi-governmental authority, including: (a) the United States or any other country, any state, province, territory or possession of the United States or any other country, and any local or other governmental body, or other political subdivision, in or of any of the foregoing; and (b) any agency, board, bureau, court, commission, department, instrumentality or administration of any of the forgoing.

“Indebtedness” of a Person means any indebtedness for borrowed money or for the deferred purchase price of property or services, or any capital lease, as well as any indebtedness of others that is guaranteed by such Person.

“Interest” means any equity, ownership interest, participation or profits right or other interest in a Person (including a Company Interest) or any right to acquire any of the foregoing including through options, warrants and convertible securities.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, rules and requirements of any national securities exchange, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Manager” shall mean the Person having the duties and responsibilities conferred upon the Manager by this Agreement.

“Members” means MSG Member, Azoff Member and any other Person admitted as a member of the Company, in each case so long as such Person remains a member of the Company.

“Member Nonrecourse Debt” means any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

“Membership Change in Control” means a circumstance in which (i) Azoff Member ceases to be Controlled, directly or indirectly, by Azoff or a Permitted Transferee Family Member of Azoff, or (ii) MSG Member ceases to be Controlled, directly or indirectly, by (A) The Madison Square Garden Company, (B) Dolan or a Permitted Transferee Family Member of Dolan, or (C) a Person that Controls the Madison Square Garden arena.

“Minimum Gain Attributable” to a Member Nonrecourse Debt, with respect to any Member Nonrecourse Debt, shall mean the same as the partner’s share of partner nonrecourse debt minimum gain as provided in Treasury Regulation Section 1.704-2(i)(5).

“MSG” means MSG Holdings, L.P., a Delaware limited partnership.

“Net Income or Net Loss” means, for any Taxable year of the Company, the Taxable income or loss, respectively, of the Company for federal income tax purposes, except that: (a) any income of the Company that is exempt from federal income Tax and not otherwise taken into account in computing taxable income or loss shall be added to such Taxable income or subtracted from such loss; (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treas. Reg. Section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account under this definition (any such expenditures being referred to for purposes of the Agreement as “Section 705(a)(2)(B) Expenditures”) shall be subtracted from such Taxable income or added to such loss; (c) an amount of gain or loss that would have been recognized by the Company if property distributed by the Company to a Member had instead been sold in a Taxable disposition for its Agreed Value at the time of Distribution shall be taken into account; and (d) items of income, gain, loss and deduction (including depreciation, cost recovery, and amortization deductions) relating to property contributed by a Member to the Company or revalued pursuant to the last sentence of Section 4.1(a) shall be determined in accordance with Treasury Regulation Section 1.704-3(d) (or, in the case of Company Property with respect to which the Tax Matters Member has elected to use a method other than the remedial method pursuant to Section 4.3(a), in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)). Except as otherwise provided in the regulations issued under Section 704(b) of the Code, such amounts shall be computed without regard to any basis adjustment for federal income Tax purposes under Sections 732, 734 and 743 of the Code resulting from an election under Section 754 of the Code.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the Economic Risk of Loss.

“Nonrecourse Transaction” means Indebtedness incurred by the Company or any of its Subsidiaries, on commercially reasonable terms and conditions, (i) the proceeds of which are used solely to consummate an Acquisition; and (ii) the liability, recourse and security for which is limited solely to the assets of the Person being Acquired.

“Percentage Share” means, with respect to each Member, as set forth in Section 1.1(c), subject to adjustment as provided in this Agreement.

“Permitted Disposition” means (i) a direct transfer of a Company Interest permitted or required pursuant to Article 6, or (ii) a Disposition of a Company Interest to a Permitted Transferee.

“Permitted Transferee” means (i) a Controlled Affiliate, or (ii) a Permitted Transferee Family Member.

“Permitted Transferee Family Member” means, in the case of a Member who is a natural Person, (A) a spouse or lineal descendent or ancestor of such Person, (B) the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of such Person, or (C) a Permitted Transferee Trust.

“Permitted Transferee Trust” means, in the case of a Member who is a natural Person, a corporation, limited partnership, limited liability company, trust (whether irrevocable, partially irrevocable or entirely revocable), or custodianship, the beneficiaries of which may include only such Person, such Person’s spouse (or ex-spouse), such Person’s lineal descendants (including adopted), or, if such Person has no then-living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Person” means any individual, corporation, partnership (including any general, limited or limited liability partnership), limited liability company, joint venture, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity or association.

“Related Person” means as to each Member, (i) such Member, (ii) each Affiliate of such Member, (iii) each director, officer or general partner of, or any stockholder, member or limited partner known to the Member to own an equity interest greater than 10% in, such Member or any Affiliate of such Member, (iv) each Person other than the Company in which such Member or, to the knowledge of such Member, any Affiliate of such Member has an equity interest greater than 10%, excluding any business in which the Company has an interest, directly or indirectly, or (v) any member of the “immediate family” (as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934) of a Member or an Affiliate of a Member.

“Relevant Business” means a “Competitive Business” as such term is defined in the Employment Agreement.

“Section 705(a)(2)(B) Expenditure” has the meaning ascribed to that term in the definition of “Net Income or Net Loss.”

“Security Lien” means any pledge, lien, mortgage, security interest (of any nature whatsoever) securing the payment or performance of any liability or other obligation, claim or other encumbrance.

“Subsidiary” means, with respect to any specified Person, each of: (a) any other Person not less than a majority of the overall equity in which is beneficially owned, directly or indirectly, by such specified Person; (b) any other Person in respect of which such specified Person has the power, directly or indirectly, to elect a majority of the board of directors or other persons performing similar functions (it being understood that such other persons performing similar functions may include, for example and without limitation, the board of directors of the sole, or managing, corporate general partner of a limited partnership or the members of a management committee of a partnership, limited partnership or limited liability company performing functions similar to that of a board of directors); and (c) without limitation of clauses (i) and (ii), any other Person who or which, directly or indirectly, is Controlled by such specified Person (it being understood, with respect to each of clauses (a) and (b), that a pledge for collateral security purposes of an equity interest in a Person shall not be deemed to affect the ownership of such equity interest except to the extent that the pledgee exercises its remedies and disposes of such equity interest).

“Successor” means: (a) with respect to any current Member, any future Member which is a direct or indirect transferee (whether by Permitted Disposition, merger, consolidation or otherwise) of the Company Interest of such current Member; and (b) with respect to any former Member, the current Member which is the direct or indirect transferee (whether by Permitted Disposition, merger, consolidation or otherwise) of the Company Interest of such former Member.

“Tax” has the meaning set forth in the Formation Agreement.

“Tax Matters Member” means the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) of the Company.

“Third Party” means any Person other than MSG Member or Azoff Member or any Related Person of MSG Member or Azoff Member.

“Transaction Documents” has the meaning set forth in the Formation Agreement.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

2. The following Glossary of Defined Terms sets forth the location of the definitions of certain other defined terms used in the Agreement:

GLOSSARY OF DEFINED TERMS

Term	Section

“Azoff Employment Agreement”	2.3(b)
“Azoff Member”	Preamble
“Azoff Member Designee”	2.5(a)
“Buy-Sell Election Date”	6.3(c)
“Buy-Sell Offer Notice”	6.3(b)
“Buy-Sell Price”	6.3(b)
“Confidential Information”	7.1
“Contributed Business”	Recitals
“Distribution”	2.5(b)(iii)
“Formation Agreement”	Preamble
“Indemnified Person”	9.2
“Initiating Member”	6.3(a)
“Interest Change Date”	4.2(i)
“Member Nonrecourse Deductions”	4.2(d)
“MSG”	Recitals
“MSG Mark”	1.2(b)
“MSG Member”	Preamble.
“MSG Member Designee”	2.5(a)
“MSG Parties”	Recitals
“Officers”	2.3(a)
“Proceeding”	9.2
“Purchasing Member”	6.3(d)
“Request for Administrative Adjustment”	5.6(g)
“Responding Member”	6.3(a)
“Response Notice”	6.3(c)
“Selling Member”	6.3(d)

EXHIBIT F

LOAN AGREEMENT

by and between

AZOFF MSG ENTERTAINMENT LLC as Borrower

and

ENTERTAINMENT VENTURES, LLC as Lender

[—], 2013

-i-

6.	NEGATIVE COVENANTS		19

	6.1	Encumbrances	19
	6.2	Maintenance of Existence; Consolidations and Mergers	19
	6.3	Use of Proceeds	19

7.	FINANCIAL COVENANTS		19

	7.1	Members’ Capital	19

8.	DEFAULT, RIGHTS AND REMEDIES OF BANK		19

	8.1	Defaults	19
	8.2	Waiver of Demand	21

9.	MISCELLANEOUS		21

	9.1	Waiver	21
	9.2	Costs and Attorneys’ Fees	21
	9.3	Expenditures by Lender	22
	9.4	Reliance by Lender	22
	9.5	Parties	22
	9.6	CHOICE OF LAW	22
	9.7	CONSENT TO JURISDICTION	22
	9.8	WAIVER OF JURY TRIAL	23
	9.9	Severability	23
	9.10	Application of Payments	23
	9.11	Marshaling; Payments Set Aside	23
	9.12	Section Titles	24
	9.13	Continuing Effect	24
	9.14	Notices	24
	9.15	Equitable Relief	25
	9.16	Indemnification	25
	9.17	Counterparts	26

EXHIBITS

Exhibit A	Form of Revolving Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of LIBOR Continuation

-ii-

LOAN AGREEMENT

THIS LOAN AGREEMENT, together with all exhibits and schedules attached hereto and hereby made a part hereof (as further defined hereby, the “Agreement”), is made as of [—], 2013, by and between Azoff MSG Entertainment LLC, a Delaware limited liability company (the “Borrower”), and Entertainment Ventures, LLC, a Delaware limited liability company (the “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower desires to borrow from Lender up to Fifty Million Dollars ($50,000,000), and Lender is willing to make certain loans and to extend credit to Borrower of up to such amount upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, and for other consideration the receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.	DEFINITIONS.

1.1	General Terms.

When used herein, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall, for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, Lender shall not be deemed an “Affiliate” of Borrower or of any Subsidiary of Borrower.

“Agreement” means this Loan Agreement, as amended, modified, supplemented or restated from time to time.

“Applicable Base Rate” means the interest rate that would be charged to the Lender for a borrowing substantially equivalent to the requested Base Rate Advance that Lender could make under the Lender Credit Agreement.

“Applicable LIBOR Rate” means the interest rate that would be charged to the Lender for a borrowing substantially equivalent to the requested LIBOR Rate Advance that the Lender could make under the Lender Credit Agreement.

“Asset Sale” means the sale, lease, assignment, transfer, or other disposition of any Property to any person other than a Subsidiary of the Borrower other than (a) sales, leases, assignments, transfers, rentals or other disposals of Property in the Ordinary

Course of Business; (b) sales, transfers or other dispositions of obsolete, surplus or worn-out Property that is no longer necessary in the business of the Borrower for aggregate consideration not to exceed $250,000 during any Fiscal Year; or (c) sales, discounting or forgiveness of accounts receivable in connection with the collection or compromise thereof, in each case in the Ordinary Course of Business.

“Azoff Parties” shall have the meaning given such term in the Formation, Contribution and Investment Agreement.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended and in effect from time to time and regulations issued from time to time thereunder.

“Base Rate Advance” means that portion of the Revolving Loan bearing interest calculated by reference to the Base Rate in the Lender Credit Agreement.

“Borrower” shall have the meaning given such term in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in, or are in fact closed in, the State of New York and, if the applicable Business Day relates to any LIBOR Rate Advance or Base Rate Advance, a day on which dealings are carried on in the London interbank market.

“Buy-Sell Transaction” means a buy-sell transaction pursuant to Article 6 of the Operating Agreement.

“Calculation Agent” means Entertainment Ventures, LLC.

“Change in Control” means (a) the “Members” (as defined in the Operating Agreement) on the date of this Loan Agreement shall own less than 51% of the membership interests of Borrower, (b) any Person (other than the “Members” as set forth in clause (a) above) shall own 30% or more of the membership interests of Borrower or (c) either of the Members as of the date hereof undergoes a Membership Change of Control.

“Closing Date” means the date on which all of the conditions set forth in Section 3 have been satisfied.

“Code” means the Uniform Commercial Code as the same is in effect on the date hereof in the State of New York.

“Commitment Fee” shall have the meaning given such term in Section 2.5(b).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Default” means the occurrence or existence of any one or more of the events described in Section 8.1 hereof.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Employment Agreement” means that certain Employment Agreement, dated as of [—], 2013, between Borrower and Irving Azoff, as amended from time to time.

“Event of Default” means a Default or an event which through the passage of time or the giving of notice or both would mature into a Default.

“Financing Agreements” shall have the meaning given such term in Section 4.1.

“Fiscal Month” means a calendar month.

“Fiscal Quarter” means a fiscal quarter, comprised of the three (3) months ending March 31, June 30, September 30, and December 31 of each Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower ending on June 30th of each year.

“Formation, Contribution and Investment Agreement” means that certain Formation, Contribution and Investment Agreement, dated as of August 30, 2013, among Azoff Music Management LLC, MSG Holdings, L.P., Entertainment Ventures, LLC and the other parties named therein, as amended from time to time.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables incurred in the Ordinary Course of Business or accrued expenses paid on customary terms in the Ordinary Course of Business);

(c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness referred to in clauses (a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (f) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

“Indemnified Matters” shall have the meaning given such term in Section 9.16.

“Indemnitees” shall have the meaning given such term in Section 9.16.

“Insurance Settlement” means any settlement or receipt of funds by the Borrower in connection with (i) insurance proceeds with respect to destruction or impairment of any Property, (ii) awards of compensation with respect to the destruction or condemnation of all or part of such Property, or (ii) compensation with respect to the exercise of eminent domain or a similar action by any Governmental Authority.

“Interest Period” means any period relating to LIBOR Rate Advances, the commencement of which shall be determined in accordance with Section 2.9 and expiring six (6) months thereafter, as specified by Borrower in accordance with Section 3.1.

“knowledge” or “aware” means and includes (a) the actual knowledge or awareness of Borrower (which shall include the actual knowledge and awareness of each of the other officers, directors and managers of Borrower), including without limitation, their successors in their respective capacities and (b) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

“Lender” shall have the meaning given such term in the preamble hereto.

“Lender Credit Agreement” means, as of any date, (i) that certain Credit Agreement, dated as of January 28, 2010, by and between Madison Square Garden L.P., the Lender, as a guarantor, and the lenders and agents party thereto from time to time, as amended, restated or otherwise modified from time to time or (ii) any successor or replacement credit agreement to which Madison Square Garden L.P. or one of its Subsidiaries is a party that succeeded, supplanted, replaced or otherwise substituted for the credit agreement described in clause (i), as amended, restated or otherwise modified from time to time.

“Liabilities” means all of the liabilities, obligations, and indebtedness of Borrower to Lender of any and every kind and nature under or with respect to the Financing Agreements, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether individually or collectively, direct or indirect, joint or several, absolute or contingent, primary or secondary, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law.

“LIBOR Rate Advances” means that portion of the Revolving Loan bearing interest calculated by reference to the LIBOR Rate in the Lender Credit Agreement.

“LIBOR Rate Continuation” means the continuation of a LIBOR Rate Advance in accordance with Section 3.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, but not limited to, those created by, arising under or evidenced by the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Code or any comparable law), and any contingent or other agreement to provide any of the foregoing.

“Loan Ledger” shall have the meaning given such term in Section 2.3.

“Loan Types” shall have the meaning given such term in Section 2.8.

“Loans” means the Revolving Loan.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower to perform in any material respect its obligations under the Financing Agreements; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of the Financing Agreements.

“Maximum Revolving Facility” means $50,000,000, as it may be reduced from time to time in accordance with Section 2.7.

“Members’ Capital” means the members’ equity as shown on the most recent consolidated balance sheet of the Borrower required to be delivered in accordance with Section 5.1.

“Net Cash Proceeds” means proceeds received in cash (including by way of deferred payment, when received) from the sale, transfer or other disposition of any Property, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such property, net of: (a) the reasonable and customary costs of such sale, transfer or other disposition (including financial advisory and legal fees and commissions); (b) taxes paid or a good faith estimate of the taxes payable with respect to such proceeds, and (c) appropriate amounts to be provided by the recipient of such proceeds as a reserve in accordance with GAAP against any liabilities associated with the assets sold or disposed of in such sale, transfer or other disposition.

“Nonrecourse Lien” means a Lien limited solely to the assets of the Person or Property being acquired in a Nonrecourse Transaction.

“Nonrecourse Transaction” means the incurrence of Indebtedness by the Borrower or any of its Subsidiaries on commercially reasonable terms and conditions (i) the proceeds of which are used solely to consummate an acquisition; and (ii) the liability, recourse and security for which is limited solely to the assets of the Person or Property being acquired.

“Note” means the Revolving Note.

“OFAC” shall have the meaning given such term in Section 4.1(i)

“Operating Agreement” means that certain Limited Liability Company Agreement of Azoff MSG Entertainment LLC, dated as of [—], 2013, between Azoff Music Management LLC and Entertainment Ventures, LLC, as amended from time to time.

“Ordinary Course of Business” means, in respect of any transaction involving Borrower or any Subsidiary of Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in the Financing Agreements.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Post-Default Rate” shall have the meaning given such term in Section 2.5(a).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrower, or any other officer having substantially the same authority and responsibility.

“Revolving Commitment” shall have the meaning given such term in Section 2.1(a).

“Revolving Loan” shall have the meaning given such term in Section 2.1(a).

“Revolving Note” shall have the meaning given such term in Section 2.1(a).

“SEC” means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

“Senior Debt” means, as of any date of determination and without duplication, the sum of (i) the outstanding principal amount of Borrower’s Indebtedness under the Financing Agreements, plus (ii) the outstanding principal amount of any other Indebtedness owing by Borrower to Lender, in each case, at such time.

“Solvent” means, with respect to any Person, that such Person at the time of determination (a) is not “insolvent” as that term is defined in Section 101(32) of the Bankruptcy Code (11 U.S.C. § 101(32)), Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) does not have “unreasonably small capital,” as that term is used in Section 548(a)(2)(B)(ii) of the Bankruptcy Code or Section 5 of the UFCA, (c) is not engaged or about to engage in a business or a transaction for which its remaining Property is “unreasonably small” in relation to such business or transaction as that term is used in Section 4 of the UFTA, (d) is not able to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B)(iii) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA, and (e) does not now own assets having a value both at “fair valuation” and at “present fair saleable value” greater than the amount required to pay such Person’s “debts” as such terms are used in Section 2 of the UFTA and Section 2 of the UFCA.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control (or have the power to be or control) a managing director, manager or general partner of such limited liability company, partnership, association or other business entity.

“Term” shall have the meaning given such term in Section 2.7.

“Termination Date” shall have the meaning given such term in Section 2.7.

“Threshold Amount” shall mean $250,000.

“United States” and “U.S.” each means the United States of America.

1.2	Accounting Terms.

Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder shall be made and determined, both as to classification of items and as to amount, in accordance with GAAP. Any disputes with respect to calculations of the financial covenants shall be resolved by the Calculation Agent. If any changes in accounting principles or practices from GAAP are occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a change in the method of accounting in the calculation of financial covenants, standards or terms contained in the Financing Agreements, the parties hereto agree to enter into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating Borrower’s financial condition and performance will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrower shall continue to provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrower’s independent certified public accountants.

1.3	Other Definitional Provisions.

Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa.

2.	CREDIT.

2.1	Revolving Loan Facility.

(a) Subject to the provisions of Section 3 below and subject to the other provisions and conditions of this Agreement, Lender shall make an advance or advances to Borrower on a revolving credit basis (each advance, a “Revolving Loan”) up to, in the aggregate, the amount of the Maximum Revolving Facility (such commitment being referred to herein as the “Revolving Commitment”). Each advance to Borrower under this Section 2.1 shall be in a principal amount of $500,000 or an integral multiple of $100,000 in excess thereof (or such other amount as Lender may agree in its discretion), and shall, on the day of such advance, be deposited in immediately available funds in such account as Borrower may, from time to time, designate. The Revolving Loan made under this Section 2.1 shall be evidenced, in part, by a promissory note of even date herewith in the form attached hereto as Exhibit A (the “Revolving Note”) with the blanks appropriately filled in. The Liabilities evidenced by the Revolving Note shall become immediately due and payable as provided in Section 8.1 hereof, and, without notice or demand, upon the termination of the Revolving Commitment pursuant to Section 2.7 hereof.

2.2	Payments and Prepayments.

(a) Required Repayment. The aggregate outstanding principal balance of the Revolving Loan shall not at any time exceed the Maximum Revolving Facility. Borrower shall, if at any time any such excess shall arise, promptly pay to Lender such amount for application to the Revolving Loan as may be necessary to eliminate the excess. The Borrower shall, in any event, repay the aggregate outstanding principal balance of the Revolving Loan on the Termination Date.

(b) Mandatory Prepayments.

(i) Asset Sales. The Borrower shall be obligated to make a mandatory prepayment of the Revolving Loan in the amount of 100% of the Net Cash Proceeds of an Asset Sale no later than five (5) Business Days following the Borrower’s receipt thereof; provided that, so long as a Default has not occurred and is not continuing, the Borrower shall have the option to reinvest such Net Cash Proceeds (or a portion thereof) in productive assets of a kind used or usable in the business of the Borrower within 180 days, by delivery of written notice to the Lender within five (5) Business Days following the receipt by the Borrower of such Net Cash Proceeds detailing the proposed reinvestment and the portion of Net Cash Proceeds to be reinvested. Any Net Cash Proceeds subject to such a notice that are not reinvested within such 180-day period shall be repaid by the Borrower at the end of such period, including interest on such amount, to be calculated as if such amount had been a Base Rate Advance.

(ii) Insurance Proceeds. The Borrower shall be obligated to make a mandatory prepayment of the Revolving Loan in the amount of 100% of the Net Cash Proceeds of an Insurance Settlement no later than five (5) Business Days following the Borrower’s receipt thereof; provided that, so long as a Default has not occurred and is not continuing, the Borrower shall have the option to reinvest such Net Cash Proceeds (or a portion thereof) in productive assets of a kind used or usable in the business of the Borrower within 180 days, by delivery of written notice to the Lender within five (5) Business Days following the receipt by the Borrower of such Net Cash Proceeds detailing the proposed reinvestment and the portion of Net Cash Proceeds to be reinvested. Any Net Cash Proceeds subject to such a notice that are not reinvested within such 180-day period shall be repaid by the Borrower at the end of such period, including interest on such amount, to be calculated as if such amount had been a Base Rate Advance.

(iii) Buy-Sell Transaction. The Borrower shall be obligated to make a mandatory prepayment of the full amount of the Revolving Loan and all other Liabilities under the Financing Agreements concurrently with any closing of a Buy-Sell Transaction pursuant to Article 6 of the Operating Agreement.

(c) Voluntary Prepayments. Subject to Section 2.10, Borrower may voluntarily prepay the Liabilities in full or in part, without premium or penalty, upon three (3) Business Day’s prior irrevocable written notice to Lender for LIBOR Rate Advances.

2.3	Loan Ledger.

Lender shall maintain a loan ledger (the “Loan Ledger”) on its internal systems in which shall be recorded (a) all Loans made by Lender to Borrower pursuant to the Financing Agreements, (b) all payments made by Borrower on all such Loans and advances, and (c) all other appropriate debits and credits as provided in the Financing Agreements, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Ledger shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. Borrower promises to pay to Lender the amount reflected as owing by it under its Loan Ledger and all of its other obligations hereunder as such amounts become due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of the Financing Agreements. Any dispute as to (i) amounts shown in the Loan Ledger and/or (ii) amounts owed under the Financing Agreements shall be resolved in good faith by the Calculation Agent whose determination shall be rebuttably presumed to be correct.

2.4	Statements.

Until such time as Lender shall have rendered to Borrower written statements of account as provided herein, the balance in the Loan Ledger maintained in good faith by the Lender, and as set forth on Lender’s most recent printout, shall be rebuttably presumptive evidence of the amounts due and owing Lender by Borrower.

2.5	Interest and Fees.

(a) Interest. Borrower shall pay to Lender interest on the outstanding principal balance of the Loans, other than the outstanding principal amount of LIBOR Rate Advances, at a per annum rate equal to Applicable Base Rate. Borrower shall pay to Lender interest on the outstanding principal balance of LIBOR Rate Advances at a per annum rate equal to the Applicable LIBOR Rate. Accrued interest shall be payable (i) quarterly in arrears not later than the last Business Day of each quarter, commencing with the last Business Day of September 2013, (ii) upon termination of the Revolving Commitment and, (iii) at any time after the occurrence of a Default, upon demand. All interest and fees provided for under this Agreement shall be computed on the basis of a 360-day year for the actual number of days elapsed. Following the occurrence of a Default and during the continuance thereof, upon notice from Lender to Borrower, Borrower shall pay to Lender interest from the date of such Default at a rate (the “Post-Default Rate”) equal to the applicable rate set forth above for each of the Liabilities plus two percent (2%) per annum on the outstanding balance of all of the Liabilities.

(b) Commitment Fee. Borrower shall pay to Lender a commitment fee (the “Commitment Fee”) on the average daily unused portion of the Maximum Revolving Facility at a per annum rate equal to 0.75%. The Unused Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the last Business Day of [—] 2013, on the Termination Date and, at any time after the occurrence and during the continuance of a Default, upon demand. The Commitment Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

2.6	Method for Making Payments.

Unless otherwise agreed in writing from time to time hereafter, all payments which Borrower is required to make to Lender under this Agreement shall be made by wire transfer of immediately available funds to such account as the Lender may, from time to time, designate by written notice to the Borrower.

2.7	Termination or Reduction of Revolving Commitment.

(a) The Revolving Commitment shall be effective until [—], 20201 (the “Term”), unless sooner terminated in full by Borrower or otherwise. Borrower may, upon notice to the Lender, terminate or from time to time permanently reduce the Revolving Commitment, provided that (a) any such notice shall be received by the Lender not later than 10:00 a.m. (New York City time) ten (10) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an amount of $100,000 or any whole multiple thereof, and (c) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent repayments hereunder, the total outstanding amount of the Loans would exceed the Revolving Commitment. The Revolving Commitment shall terminate concurrently with the closing of any Buy-Sell Transaction pursuant to Article 6 of the Operating Agreement. Upon the earlier of (i) expiration of the Term, (ii) the acceleration of the Liabilities in accordance with Section 8, or (iii) the termination in full of the Revolving Commitment (the “Termination Date”), all of the Liabilities shall become immediately due and payable without notice or demand and the Lender shall have no further obligation to make advances under Section 2.1. Notwithstanding any termination, until all of the Liabilities shall have been fully paid and satisfied, all of Lender’s rights and remedies under the Financing Agreements shall survive.

(b) The Revolving Commitment shall be permanently reduced by the amount of Net Cash Proceeds from an Asset Sale or Insurance Settlement that are repaid by the Borrower in accordance with Section 2.2(b)(i) and (ii).

2.8	Loan Types.

The Revolving Loan shall consist of Base Rate Advances and/or LIBOR Rate Advances (the “Loan Types”), as duly requested by Borrower pursuant to this Agreement. LIBOR Rate Advances shall be for at least an aggregate principal amount of $500,000, and if greater, for integral multiples of $100,000 in excess thereof (or such other amount as Lender may agree in its discretion).

2.9	Determination of Interest Period.

By giving notice to Lender as set forth in Section 3.1 below with respect to a borrowing of a LIBOR Rate Advance, or a continuation of the same, Borrower shall, subject to the other provisions of this Section 2, specify the applicable Interest Period. The determination of the Interest Period shall be subject to the following provisions:

(a) the initial Interest Period for any LIBOR Rate Advance shall commence on the date of such LIBOR Rate Advance which shall be a Business Day and each Interest Period (if any) occurring thereafter for such LIBOR Rate Advance shall commence on the day on which the next preceding Interest Period for such LIBOR Rate Advance expires;

111	Seven years from the Closing under the Formation Agreement.

(b) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any such Interest Period would otherwise expire on a day which is after the last Business Day of the last month of such Interest Period, such Interest Period shall expire on the next preceding Business Day;

(c) there shall be no more than four (4) Interest Periods for Borrower in the aggregate in effect at any one time;

(d) all Interest Periods shall be for six months; and

(e) no Interest Period may be selected which extends beyond the Term.

2.10	Additional Costs, Etc. With Respect to LIBOR Rate Advances.

If Lender funds any LIBOR Rate Advance or LIBOR Rate Continuation through a LIBOR borrowing under the Lender Credit Agreement and Lender becomes responsible for any additional costs under the Lender Credit Agreement in respect of such borrowing, Lender shall promptly notify Borrower of such additional costs and Borrower shall promptly reimburse Lender for all such additional costs.

2.11	Payments to be Free of Deductions.

All payments by Borrower on the Liabilities (including LIBOR Rate Advances) shall be made without setoff or counterclaim, and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding. If any such obligation is imposed upon Borrower with respect to any amount payable by it hereunder, it will pay to Lender on the date on which such amount becomes due and payable hereunder and in Dollars, such additional amount as shall be necessary to enable Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon Borrower. If Borrower shall be required by law to make such deduction or withholding it will deliver to Lender tax receipts or other appropriate evidence of payment.

3.	CONDITIONS OF ADVANCES, CONTINUATIONS.

Notwithstanding any other provisions contained in this Agreement, the making of any Base Rate Advance, LIBOR Rate Advance, and LIBOR Rate Continuation shall be conditioned upon the following:

3.1	Borrower’s Written Request.

As to any advance under this Agreement (whether LIBOR Rate Advance or Base Rate Advance), Lender shall have received written notice from the Borrower by 1:00 p.m. (New York City time) not fewer than five (5) Business Days prior to the proposed date such advance is to be made. Such written notice shall be in the form of Exhibit B attached hereto and delivered in “.pdf” format via e-mail to each of the Chief Financial Officer, Treasurer and General Counsel of the Lender. As to any LIBOR Rate Continuation, Lender shall have received written notice from the Borrower by 1:00 p.m. (New York City time) not fewer than (5) Business Days prior to the proposed date such continuation is to occur. Such written notice of a continuation shall be in the form of Exhibit C attached hereto and delivered in “.pdf” format via e-mail to each of the Chief Financial Officer, Treasurer and General Counsel of the Lender.

3.2	No Event of Default.

There shall not have occurred any Event of Default which is then continuing, nor shall any Event of Default occur after giving effect to the advance, continuation or Loan.

3.3	Representations and Warranties True and Correct.

The representations and warranties of Borrower contained in the Financing Agreements shall be true and correct in all material respects on and as of the date of (a) any advance, continuation or Loan, or (b) each notice given pursuant to Section 3.1, as the case may be, as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

3.4	Other Requirements.

Lender shall have received, in form and substance reasonably satisfactory to Lender, all certificates, orders, authorizations, consents, affidavits, applications, schedules, opinions, instruments, and other documents which are provided for hereunder or which the Lender may at any time reasonably request, including as to the receipt of all necessary authorizations of a borrowing under the Operating Agreement.

4.	REPRESENTATIONS AND WARRANTIES.

4.1	Representations and Warranties of the Borrower.

Borrower represents and warrants that as of the date of the execution of this Agreement, and continuing so long as any of Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect as follows:

(a)	Existence and Power.

Borrower: (a) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware; (b) has the limited liability company power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets, carry on its business, and (ii) execute, deliver, and perform its obligations under the Financing

Agreements; (c) is duly qualified as a limited liability company and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clauses (b)(i), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	Corporate Authorization; No Contravention.

The execution, delivery and performance by Borrower of this Agreement, the Note and any other agreements and documents contemplated hereby (together, the “Financing Agreements”) have been duly authorized by all necessary action, and do not: (i) contravene the terms of any of Borrower’s organizational documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which Borrower or its Property is subject; or (iii) violate any Requirement of Law.

(c)	Governmental Authorization; Compliance.

No approval, consent, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of the Financing Agreements except those obtained or made on or prior to the Closing Date.

(d)	Binding Effect.

The Financing Agreements constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(e)	No Default.

No Default or Event of Default exists or would result from the incurring of any Liabilities by Borrower. Neither Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create a Default or an Event of Default. Borrower knows of no dispute regarding any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect.

(f)	Use of Proceeds; Margin Regulations.

The proceeds of the Loans are intended to be, and shall be, used solely for the purposes set forth in and permitted by Section 5.6. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(g)	Investment Company Act.

Borrower is not an “investment company”, nor a company “controlled” by an “investment company,” as defined in the Investment Company Act of 1940, as amended.

(h)	Solvency.

Before and after giving effect to the transactions to occur on the Closing Date, Borrower is Solvent. Borrower shall not cease to be Solvent at any time, including by the execution and delivery of the Financing Agreements or by the transactions contemplated hereunder or thereunder.

(i)	Sanctioned Persons; FCPA.

Neither the Borrower nor, to the knowledge of the Borrower, any member, manager, officer, agent, employee or Affiliate of the Borrower is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Borrower will not directly or indirectly use the proceeds of the Revolving Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC. No part of the proceeds of the Revolving Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(j)	No Violation of Law.

Borrower is not in violation of any Requirement of Law where such violation would reasonably be expected to have a Material Adverse Effect.

(k)	No Breach of Transaction Agreements.

(i) Azoff Music Management LLC (A) is not in breach or default of any provision of the Operating Agreement and (B) to the knowledge of the Borrower, has not taken any action or failed to take any action that, with passage of time or giving of notice, or both, would be a breach or default under the Operating Agreement.

(ii) Irving Azoff (A) is not in breach or default of any provision of the Employment Agreement and (B) to the knowledge of the Borrower, has not taken any action or failed to take any action that, with passage of time or giving of notice, or both, would be a breach or default under the Employment Agreement.

(iii) None of the Azoff Parties (A) is in breach or default of any provision of the Formation, Contribution and Investment Agreement applicable to such Azoff Party and (B) to the knowledge of the Borrower, has not taken any action or failed to take any action that, with passage of time or giving of notice, or both, would be a breach or default under the Formation, Contribution and Investment Agreement.

4.2	Representations and Warranties of Lender.

Lender represents and warrants that, as of the date of the execution of this Agreement, and continuing until the Termination Date, and so long as this Agreement remains in effect as follows:

(a)	Due Authorization and Non-Contravention

The Lender has the requisite authority to execute, deliver, and perform its obligations under the Financing Agreements and the execution, delivery and performance of its obligations under the Financing Agreements does not conflict with or result in any breach or contravention of any document evidencing any Contractual Obligation to which Lender is a party, or any order, injunction, writ or decree of any Governmental Authority to which Borrower or its Property is subject or violate any Requirement of Law.

4.3	Survival of Warranties.

Lender and Borrower both acknowledge that the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.

5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as Lender shall have any Revolving Commitment hereunder, or any Loan or other Liability shall remain unpaid or unsatisfied, unless Lender waives compliance in writing:

5.1	Financial Statements; Other Information.

Borrower shall furnish to Lender:

(a) Not later than sixty (60) days after the end of each Fiscal Year commencing with the Fiscal Year ending June 30, 2014, a copy of the audited consolidated balance sheet of Borrower as at the end of such year and the related consolidated statements of income or operations, members’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if any), and accompanied by the opinion of any nationally-recognized independent public accounting firm reasonably acceptable to Lender which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP;

(b) Not later than thirty (30) days after the end of each Fiscal Quarter, a copy of the unaudited consolidated balance sheets of Borrower, and the related consolidated statements of income, members’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all such statements to be certified on behalf of Borrower by an appropriate Responsible Officer as fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower, subject to normal year-end adjustments and absence of footnote disclosure;

(c) to the extent any Default has occurred and is continuing, together with each delivery of financial statements pursuant to Section 5.1(b) or (c), a management report, in reasonable detail, signed by a Responsible Officer of Borrower, describing the operations and financial condition of Borrower and its Subsidiaries for the month and the portion of the Fiscal Year then ended (or for the month and Fiscal Year then ended in the case of annual financial statements);

(d) promptly upon receipt thereof, copies of any reports submitted by Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrower made by such accountants, including any comment letters submitted by such accountants to management of Borrower in connection with their services; and

(e) reasonably promptly, such additional business, financial, corporate affairs and other information as Lender may from time to time reasonably request.

5.2	Notices.

Borrower shall promptly notify Lender of any of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof): (a) the occurrence or existence of any Default or Event of Default; (b) any breach or non-performance of, any default under, or any acceleration of, any Contractual Obligation of Borrower, or any violation of, or non-compliance with, any Requirement of Law, which, in any case, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, Borrower has taken, is taking or proposes to take in respect thereof; (c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between Borrower and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect; (d) the commencement of, or any material development in, any litigation or proceeding affecting Borrower (i) in which the amount of damages claimed is $250,000 or more, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement; and (e) any material change in accounting policies or financial reporting practices by Borrower; Each notice pursuant to this Section 5.2 shall be accompanied by a written statement by a Responsible Officer on behalf of Borrower setting forth details of the occurrence referred to therein, and stating what action Borrower proposes to take with respect thereto (if applicable) and at what time. Each notice of a Default or an Event of Default shall describe with particularity any and all clauses or provisions of this Agreement that have been breached or violated.

5.3	Preservation of Existence, Etc.

Borrower shall (a) preserve and maintain in full force and effect its limited liability company existence and good standing under the laws of its state of formation; (b) take all action to preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (c) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.4	Compliance with Laws.

Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except (a) such as may be contested in good faith by appropriate proceedings diligently prosecuted, (b) as to which a bona fide dispute exists, (c) for which appropriate reserves have been established on Borrower’s financial statements, or (d) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5	Inspection of Property and Books and Records.

Borrower shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower. Borrower shall permit representatives and agents of Lender to visit and inspect their offices, to examine their respective limited liability company financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, when a Default exists Lender may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

5.6	Use of Proceeds.

Borrower shall use the proceeds of the Loans solely for Borrower’s working capital needs in the Ordinary Course of Business and acquisitions authorized under the Operating Agreement that, in each case, do not result in the contravention of any Requirement of Law or violate this Agreement.

6.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as Lender shall have any Revolving Commitment hereunder, or any Loan or other Liabilities shall remain unpaid or unsatisfied, unless Lender waives compliance in writing:

6.1	Encumbrances.

Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets other than the following: (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the Ordinary Course of Business; (c) any Liens (if any) in favor of Lender; or (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business; or (d) a Nonrecourse Lien. Borrower shall not permit the filing of any financing statement naming Borrower as debtor, except for financing statements filed with respect to Liens expressly permitted by this Agreement.

6.2	Maintenance of Existence; Consolidations and Mergers.

Borrower shall not merge, amalgamate, liquidate, consolidate with or into, dissolve, wind up or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except for a merger in which Borrower is the surviving entity.

6.3	Use of Proceeds.

Borrower shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

7.	FINANCIAL COVENANTS.

7.1	Members’ Capital.

Borrower shall not at any time permit its Members’ Capital to be less than $1.

8.	DEFAULT, RIGHTS AND REMEDIES OF BANK.

8.1	Defaults.

If any of the following events (“Defaults”) shall occur:

(a) Borrower fails to pay (i) any of the principal of the Senior Debt when such principal is due or is declared due (whether by scheduled maturity, required repayment, mandatory prepayment, acceleration, demand or otherwise), or (ii) interest on any Senior Debt when such interest is due (and such failure continues unremedied for five (5) Business Days), or (iii) any other amount due hereunder in respect of any Senior Debt (and such failure continues unremedied for five (5) Business Days);

(b) Borrower fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in:

(i) Sections 5.3, 6.2 and Article 7;

(ii) Sections 5.1, 5.4, 5.5, 5.6, 6.1, or 6.3 and such failure shall continue for five (5) Business Days; or

(iii) any other covenant, condition or agreement contained in the Financing Agreements and such failure shall continue for thirty (30) days;

(c) any warranty or representation now or hereafter made by Borrower is untrue or incorrect in any material respect when made, and such breach of the warranty or representation (i) cannot be cured or (ii) is not cured within 10 days after the Borrower becomes aware of such breach;

(d) any schedule, certificate, written statement, report, financial data, written notice, or writing furnished at any time by Borrower to Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect;

(e) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against Borrower or any of its Subsidiaries and (1) an adjudication or appointment is made or order for relief is entered, or (2) such proceeding remains undismissed for a period in excess of sixty (60) days, or (ii) by Borrower or any of its Subsidiaries; or Borrower or any of its Subsidiaries makes an assignment for the benefit of creditors; or Borrower or any of its Subsidiaries takes any corporate, limited liability company or partnership action, as applicable, to authorize any of the foregoing;

(f) Borrower voluntarily or involuntarily dissolves or is dissolved, or terminates or is terminated other than pursuant to a transaction permitted under the terms of this Agreement;

(g) Borrower ceases to be Solvent or fails generally to pay its debts as they become due;

(h) as to any Indebtedness issued, assumed or guaranteed by Borrower, other than in a Nonrecourse Transaction, with a principal balance in excess of the Threshold Amount in the aggregate at any time (i) a default shall occur and shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness and the effect of such default is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment or an optional permitted prepayment) prior to the stated maturity thereof;

(i) a Change in Control shall occur; or

(j) Lender delivers written notice to the Borrower that the Operating Agreement, Employment Agreement, or Formation, Contribution and Investment Agreement, has been breached by an Azoff Party, and such breach is not cured within thirty (30) days;

then Lender may, upon notice to Borrower (x) terminate Lender’s obligation to make advances to Borrower pursuant to Section 2.1 hereof, and/or (y) declare all of the Liabilities to be immediately due and payable, whereupon all of the Liabilities shall become immediately due and payable, except that in the event a Default described in Section 8.1(e) hereof shall exist or occur, all of the Liabilities shall automatically, without notice of any kind, be immediately due and payable.

8.2	Waiver of Demand.

Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower.

9.	MISCELLANEOUS.

9.1	Waiver.

Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of the Financing Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default by Borrower under the Financing Agreements shall not suspend, waive or affect any other Default by Borrower under the Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in the Financing Agreements and no Default by Borrower under the Financing Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing signed by an officer of Lender, and directed to Borrower specifying such suspension or waiver. All Defaults shall continue until the same are waived by Lender in accordance with the preceding sentence.

9.2	Costs and Attorneys’ Fees.

If at any time or times hereafter Lender employs counsel in connection with any matters contemplated by or arising out of the Financing Agreements whether (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), or (c) to enforce any rights of Lender, including, without limitation, Lender’s rights to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the rate applicable to the Revolving Loan from time to time prescribed in Section 2.5(a) hereof, shall be part of the Liabilities, payable on demand.

9.3	Expenditures by Lender.

In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower is, under any of the terms hereof, required to pay, or fails to keep its assets or the assets of any of its Subsidiaries free from Liens or encumbrances, except as permitted herein, Lender may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the rate applicable to the Revolving Loan prescribed in Section 2.5(a) hereof, shall be part of the Liabilities, payable on demand.

9.4	Reliance by Lender.

All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

9.5	Parties.

Whenever in the Financing Agreements there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of Borrower and the successors and assigns of Lender, and the provisions of the Financing Agreements shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, Borrower may not assign or otherwise transfer its rights or obligations under the Financing Agreements without the prior written consent of Lender and Lender may not sell, assign or otherwise transfer its rights or obligations hereunder without the prior written consent of Borrower.

9.6	CHOICE OF LAW.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.7	CONSENT TO JURISDICTION.

(a) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.8	WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE 9.

9.9	Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.10	Application of Payments.

Notwithstanding any contrary provision contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Liabilities in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

9.11	Marshaling; Payments Set Aside.

Lender shall be under no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to Lender or Lender exercises its rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.12	Section Titles.

Article, section and subsection titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

9.13	Continuing Effect.

The Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to Lender, and (even if there shall be no Liabilities outstanding) so long as the Financing Agreements has not been terminated as provided in Section 2.7 hereof.

9.14	Notices.

Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (a) three (3) days after deposit in the United States mails, with proper postage prepaid, (b) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (c) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i)	If to Lender at:

Entertainment Ventures, LLC

c/o MSG Holdings, L.P.

Two Penn Plaza

New York, NY 10121

Attention: General Counsel

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street New York,

New York 10004

Attention: John P. Mead, Esq.

(ii)	If to Borrower at:

Azoff MSG Entertainment LLC

1100 Glendon Avenue

Los Angeles, CA 90024

Attention:

With copies to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Los Angeles, CA 90067

Attention: Harold Flegelman

or to such other address or number as each party designates to the other in the manner herein prescribed.

9.15	Equitable Relief.

Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under the Financing Agreements, any remedy at law may prove to be inadequate relief to Lender; therefore, Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and the granting of any such relief shall not preclude Lender from pursuing any other relief or remedies for such breach.

9.16	Indemnification.

Borrower agrees to defend, protect, indemnify and hold harmless Lender and its Affiliates and each of their respective officers, directors, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of the Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of Lender contained herein, the making of the Loans, the management of such Loans (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such Loans (collectively, the “Indemnified Matters”); provided that Borrower shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.16 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

9.17	Counterparts.

This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, this Loan Agreement has been duly executed as of the day and year first above written.

Azoff MSG Entertainment LLC,
As Borrower

By:
Name:
Title:

Loan Agreement Signature Page

Entertainment Ventures, LLC
As Lender

By:
Name:	James L. Dolan
Title:	Executive Chairman

Loan Agreement Signature Page

EXHIBIT A

TO

LOAN AGREEMENT

FORM OF REVOLVING NOTE

New York, New York
$50,000,000	[DATE], 2013

FOR VALUE RECEIVED, Azoff MSG Entertainment LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of Entertainment Ventures, LLC, an Delaware limited liability company (“Lender”), in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of FIFTY MILLION DOLLARS AND NO CENTS ($50,000,000.00), or, if less, the aggregate unpaid principal amount of all advances made to Borrower pursuant to Section 2.1 of the Loan Agreement (as hereinafter defined), together with interest from and after the date hereof on the unpaid principal balance outstanding at the rates provided for in, and calculated in accordance with the terms of, the Loan Agreement (as hereinafter defined).

This Revolving Note (this “Note”) is the Revolving Note referred to in, and is issued pursuant to, that certain Loan Agreement between Borrower and Lender dated as of the date hereof (hereinafter, as amended from time to time heretofore, now or hereafter, the “Loan Agreement”), and is entitled to all of the benefits of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder or under the Loan Agreement shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

Exhibit A – Page 1

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered as of the date first above written.

Azoff MSG Entertainment LLC,
a Delaware limited liability company

By
Its

Exhibit A – Page 2

EXHIBIT B

TO

LOAN AGREEMENT

NOTICE OF BORROWING

[Date]

Entertainment Ventures, LLC

Two Penn Plaza

New York, NY 10121

Attention: General Counsel

Attention: Treasurer

Attention: Chief Financial Officer

Email: [Email address of each of the above officers]

Via E-mail

Ladies and Gentlemen:

The undersigned, Azoff MSG Entertainment LLC, a Delaware limited liability company (“Borrower”), pursuant to Section 3.1 of the Loan Agreement dated as of [—], 2013 (as amended, modified or supplemented from time to time, the “Loan Agreement”) between Borrower and Entertainment Ventures, LLC (“Lender”), hereby gives irrevocable notice to Lender that the undersigned requests an advance under the Loan Agreement as described below:

(i) the Business Day on which such advance is to be made is (the “Borrowing Date”).

(ii) the amount of the advance to be made on the Borrowing Date is $        .

(iii) the advance shall be [a Base Rate Advance] [a LIBOR Rate Advance with an Interest Period of six months beginning on the Borrowing Date and expiring on             , 201  ].

Borrower hereby certifies that on the date hereof and on the Borrowing Date, immediately before and after giving effect to the advance requested hereby, the conditions set forth in Section 3 of the Loan Agreement have been satisfied.

Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Loan Agreement to the extent defined therein.

Azoff MSG Entertainment LLC

By:
Name:
Title:

EXHIBIT C

TO

LOAN AGREEMENT

FORM OF NOTICE OF LIBOR RATE CONTINUATION

[Date]

Entertainment Ventures, LLC

Two Penn Plaza

New York, NY 10121

Attention: General Counsel

Attention: Treasurer

Attention: Chief Financial Officer

Email: [Email address of each of the above officers]

Via E-mail

Ladies and Gentlemen:

The undersigned, Azoff MSG Entertainment LLC, a Delaware limited liability company (“Borrower”), pursuant to Section 3.1 of the Loan Agreement dated as of [—], 2013 (as amended, modified or supplemented from time to time, the “Loan Agreement”) between Borrower and Entertainment Ventures, LLC (“Lender”), hereby gives irrevocable notice to Lender that the undersigned requests a continuation of a LIBOR Rate Advance under the Loan Agreement for the Revolving Loan as described below:

(i) the Business Day to continue such advance shall be (the “Effective Date”).

(ii) the advance to be continued is a LIBOR Rate Advance with an Interest Period of six months expiring on the Effective Date.

(iii) the amount of the advance to be continued on the Effective Date is $        .

Borrower hereby certifies that on the date hereof and on the Effective Date, immediately before and after giving effect to the continuation requested hereby, the conditions set forth in Section 3 have been satisfied.

Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Loan Agreement to the extent defined therein.

Azoff MSG Entertainment LLC

By:
Name:
Title: